Exhibit 10.54 (9)
AGREEMENT OF LEASE FOR SHOPPING CENTER SPACE
Between
Sequel Investors Limited Partnership
A Virginia limited partnership
(Landlord)
and
Dover Saddlery Retail, Inc.,
a Massachusetts corporation
(Tenant)
Dated as of:
February 1, 2007
Seminole Square
SHOPPING CENTER
Charlottesville, Virginia

EXHIBIT A	Shopping Center Site Plan
EXHIBIT A-1	The Premises
EXHIBIT B	Tenant Design/Criteria Manual
EXHIBIT C	Operating Hours
EXHIBIT D	Sign Criteria
EXHIBIT E	~~Tenant Covenants Relating to IRB Financing~~ Deleted
EXHIBIT F	~~Grand Opening~~ Deleted

EXHIBIT G	~~Guaranty~~ Deleted
EXHIBIT H	~~Keyman Insurance~~ Deleted
EXHIBIT I	Uniform Commercial Code Filing Form
EXHIBIT J	HVAC Agreement

THIS LEASE AGREEMENT is made by and between Sequel Investors Limited Partnership, a Virginia limited partnership (hereinafter called “Landlord”), and Dover Saddlery Retail, Inc., a Massachusetts corporation (hereinafter called “Tenant”).
SECTION 1 Definitions
This Section 1 is an integral part of this Lease and all of the terms hereof are incorporated into this Lease in all respects. In addition to the other provisions which are elsewhere defined herein, following, whenever used in this Lease shall have the meaning set forth in this Section, and only such meaning, unless such meanings are expressly contradicted, limited or expanded elsewhere herein:

Effective Date of Lease:	February 1, 2007

Shopping Center:	The real property or leasehold property shown on the site plan outlined in green attached hereto as Exhibit A, commonly known as The Seminole Square Shopping Center, located at the intersection of Zan Road and U.S. Rt. 29 North in Charlottesville, Virginia, as the same may be modified from time to time pursuant to Section 6 hereof.

Premises:	The portion of the Shopping Center identified by cross-hatching on Exhibit A-1, consisting of approximately 3,000 square feet of “Leasable Space” located at 242 Zan Road.

Leasable Space:	When used with respect to the Premises and all other Leasable Space in the Shopping Center, means Landlord’s best estimate of the number of square feet of area in all structural parts of the Shopping Center for exclusive use of the Tenant thereof and its customers, including without limitation, basements, mezzanines and balconies used for the sale of goods and services; said area shall be measured from the exterior face of exterior walls and the center line of any walls which Tenant shares with other tenants or occupants of the Shopping Center, provided that no deduction from Leasable Space shall be made for columns, stairs, elevators or any interior construction or equipment within the six (6) boundaries which demise the Leasable Space. If the actual number of square fee within the Premises is greater than Landlord’s estimate, the number of square feet shall be adjusted to the exact amount of square feet within the Premises.

Commencement Date:	February 1, 2007

Term:	A period of 3 years and 0 months following (a) the Commencement Date, or (b) if the Commencement Date is not the first day of a month, the first day of the month following the month in which the Commencement Date occurs or as said period may be extended by any options to renew granted. Each twelve (12) month period beginning with the Commencement Date or, if the Commencement Date is not the first day of the month, the day of the month following the Commencement Date shall be a “Lease Year.” If the Lease does not commence on the first calendar day of a month, the period from the Commencement Date to the first day of the first full calendar month shall be the first “Lease Year” although such Lease year will be, in actuality, less than 31 calendar days, and the period from the end of the last full Lease Year until the termination of the Lease, shall be the last Lease Year.

Minimum Rent:	The fixed annual rent payable by Tenant during the Term in monthly installments in advance without notice, demand or setoff as follows:

From the Commencement Date through the last day of the 12th month of the Term, $4,125.00 per month;
From the 1st day of the 13th month through the last day of the 24th month of the Term, $4,248.75 per month;
From the 1st day of the 25th month through the last day of the 36th month of the Term, $4,376.21 per month;

Renewal Term:	Tenant shall have the option, to be exercised as hereinafter provided, to extend this Lease for one additional three (3) year term (“Renewal Term”), provided no violation is existing or continuing, now with the lapse of time or the giving of notice would there be a violation, in the performance of any of the terms or conditions of this Lease at the time of exercise, or at any time through the commencement of the Renewal Term. Tenant shall provide written notice of its intent to exercise the Renewal Term option no later than 270 days or earlier than 360 days prior to the en of the Term of the Lease.

Renewal Term:

The fixed annual rent payable by Tenant during the Renewal Term in monthly installments in advance without notice, demand or setoff as follows:

From the 1st day of the 37th through the last day of the 48th month of the Term, $4,507.50 per month;
From the 1st day of the 49th month through the last day of the 60th month of the Term, $4,642.72 per month;
From the 1st day of the 61st month through the last day of the 72nd month of the Term, $4,782.00 per month.

Percentage Rent:	Deleted.  ~~The amount by which % (“Percentage Rate”) of the Gross Sales (as define din Section 3) occurring in any “Fiscal Period” exceeds Minimum Rent for that Fiscal Period. Minimum Rent divided by the Percentage Rate shall be “Base Sales.”~~

Fiscal Period:	A period of time as designated by Landlord from time to time, equal to a calendar year or other less frequently recurring period within the Term, of such portion thereof as is within the Term. The fiscal period under this Lease shall initially be each Lease Year.

Security Deposit:	Landlord and Tenant agree that a Security Deposit in the amount of $3,250.00 has been received and deposited by the Landlord as proscribed in Section 19 of the Lease.

Permitted Uses:	The sale of equipment and apparel of the rider and horse both custom and stock, equestrian, gifts, horse care products, equestrian consignment items, equestrian related sportswear, books, magazines and video tapes and such other uses as may be hereinafter approved in writing by Landlord to be conducted under the Trade Name/Trade Style Dover Saddlery.

Tenant’s Proportionate Share	The fraction (expressed as a percentage) determined from time to time by dividing the number of square feet of Leasable Space in the Premises by the number of square feet of Leasable Space in the Shopping Center that is or shall be leased to tenants who shall be burdened in the same manner and similarly subject to proportionate shares of taxes, insurance, common area maintenance and the like as hereafter provided; and subject to adjustment as hereinafter provided. There are or may be other Leasable Space in the Shopping Center that will not be burdened in the same manner.

Guarantor:	Name: N/A
Address:
SSN:

Broker’s Name and	Great Eastern Management Company	CB Richard Ellis of Charlottesville, LLC
Address	PO Box 5526	3054-A Berkmar Dr.
	Charlottesville, VA 22905	Charlottesville, VA 22901

Estimated Charges:	Estimated Tax Charge: $2,162.70 per annum, payable in equal installments, in advance, at the rate of $180.23 per month, subject to annual adjustments.

Estimated Insurance Charge: $330.60 per annum, payable in equal installments, in advance, at the rate of $27.55per month, subject to annual adjustments.

Estimated Common Area Charge: $2,760.00 per annum, payable in equal installments, in advance, at the rate of $230.00 per month, subject to annual adjustments.

Estimated Water/Sewer Charge: $480.00 per annum, payable in equal installments, in advance, at the rate of $40.00 per month, subject to annual adjustments.

Promotional Fund Charge: $1,500.00 per annum, payable in equal installments, in advance, at the rate of $125.00 per month, subject to annual adjustments.

Exhibits:	This Lease includes the following Exhibits, Riders and Addenda which are incorporated herein and made a part hereof by this reference:
	EXHIBIT A	Shopping Center Site Plan
	EXHIBIT A-1	The Premises
	EXHIBIT B	Tenant Design/Criteria manual
	EXHIBIT C	Operating Hours
	EXHIBIT D	Sign Criteria
	EXHIBIT E	~~Tenant Covenants Relating to IRB Financing~~ Deleted
	EXHIBIT F	~~Grand Opening~~ Deleted
	EXHIBIT G	~~Guaranty~~ Deleted
	~~EXHIBIT H~~	~~Keyman Insurance~~ Deleted
	EXHIBIT I	Uniform Commercial Code Filing Form
	EXHIBIT J	HVAC Agreement

SECTION 2 Grant and Term

Grant:	In consideration of the rents agreed to be paid and of the covenants and agreements made by the respective parties hereto, Landlord demises and leases to Tenant and Tenant hereby leases from Landlord the Premises, upon the terms and conditions herein provided, together with the right to use, in common with others entitled thereto, the Common Areas (as hereinafter defined), subject to the terms and conditions of this Lease and to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord.

Term:	Subject to the terms, covenants and agreements contained herein, Tenant shall have and hold the Premises for the entire Term. Landlord and Tenant agree to execute and deliver a supplement to this Lease setting forth the dates of commencement and expiration of the term when determinable or requested by either party. If the Commencement Date has not occurred upon the expiration of twelve months following the date hereof, then this Lease shall thereupon become null and void and shall have no further force and effect in law or in equity.
SECTION 3 Rent, Percentage Rent, Utility Charges, Taxes and Insurance

Minimum Rent:	Tenant covenants and agrees to pay to Landlord the Minimum Rent specified in Section 1 in advance and without notice, demand or setoff on the first day of each month of the Term; provided, however, that the first and last payments due shall be made upon execution and delivery of this Lease by Tenant. Acceptance of late Rent at any time or times by Landlord shall in no way waive Tenant’s obligation to pay Rent in accordance with this Section or be deemed a waiver of any of Landlord’s rights hereunder. If the Term commences on a day other than the first day of the month, or ends on a day other than the last day of the month, Tenant shall pay for the fractional month within the Term on a per diem basis (calculated on the basis of a thirty-day month).

Percentage Rent:	(a) Deleted ~~Within twenty (20) days following the end of each Fiscal Year, Tenant shall pay to Landlord the Percentage Rate, if any, for such Fiscal Period or such proration of the Fiscal Period during the first and last years of the Term applicable. The acceptance by Landlord of said payment shall be without prejudice to Landlord’s rights of examination and verification as hereinafter provided.~~

(b) The term “Gross Sales” as used herein ~~for the purpose of determining Percentage Rent~~ shall mean the dollar aggregate of the entire amount of receipts from gross sales of Tenant and all of licensees, concessionaires and tenants of Tenant, from all business conducted upon or from the Premises by Tenant and all others, whether such sales be evidenced by check, credit, charge accounts, exchange or otherwise, and shall include but not be limited to, the amounts received from the sale of goods, wares and merchandise and for services performed on or at the Premises (including the value of all goods accepted in lieu of cash payment), together with the amount of all orders taken or received at the Premises, mail or telephone orders received or filled on the Premises, whether such orders are filled from the Premises or elsewhere, and whether such sales be made by means of merchandise or other vending devices in the Premises. If any one or more departments or other divisions of Tenant’s business gross sales of such departments or divisions, whether such sales are filled at the premises or elsewhere, in the same manner and with the same effect as if the business or sales of such departments and visions of Tenant’s business had been conducted by Tenant. Gross Sales shall not include sales of merchandise of which, and to the extent that, cash has been refunded, or allowances made on merchandise claimed to be defective or unsatisfactory, provided they shall have originally been included in Gross Sales; and three shall be deduced from Gross Sales the sale price of merchandise returned by customers for exchange, provided that the sale price of merchandise delivered to the customer in exchange shall be included in Gross Sales. Gross Sales shall not include the amount of any sales, use, service, gross receipts or other like tax imposed by any federal, state, municipal or governmental authority directly on sales and collected from customers, provided that the amount thereof is added to the selling price or absorbed therein, and paid by the Tenant to such government authority. No franchise, capital stock or personal property tax and no income tax or similar tax based upon income or profits as such shall be deducted from Gross Sales in any event whatsoever. Each charge or sale upon installment or credit shall be treated as a sale for the full price in the calendar month during which such charge or sale shall initially be made, irrespective of the time when Tenant shall receive payment (whether full or partial) therefor. There shall be no deduction for uncollected or uncollectible credit accounts or for bad debts or other losses.

(c) On or before the 20th day of each calendar month during the Term, Tenant shall deliver to Landlord a statement in writing, certified as true and correct by an executive officer of the Tenant, which statement shall show Gross Sales during the immediately preceding calendar month. The statement referred to in this subsection shall be in such form and style and shall contain such details and information as Landlord may reasonably require from time to time. ~~The acceptance by Landlord of payment of Percentage Rent or reports thereof shall be without prejudice and shall in no event constitute a waiver of Landlord’s right to claim a deficiency in the payment of such Percentage Rent or to audit Tenant’s books and records, as hereafter set forth.~~ Tenant agrees to prepare, keep and maintain for a period of not less than three years complete and accurate books of account and records of all purchases and receipts of merchandise, inventories and all sales and other transactions by Tenant and its concessionaires, licensees and tenants from which Gross Sales can be determined. Tenant agrees to record all sales, as the time each sale is made, whether for cash or credit, in a cash register or registers containing locked-in cumulative tapes with accumulation capacity. Tenant shall keep for at least three years all pertinent original sales records, which records shall include (i) daily dated register tapes; (ii) serially numbered sales checks and slips; (iii) duplicate bank deposit slips and bank statements; (iv) related computer records; (v) such other records as would normally be required to be kept and examined by an independent certified public accountant in accordance with accepted auditing practices in performing an audit of Tenant’s Gross ales; and (vi) all income, sales and occupation tax returns.

(d) Deleted ~~Upon five days’ prior written notice to Tenant, Landlord shall have the right to cause a complete audit to be made of business affairs conducted at, upon or from the Premises by Tenant (and all concessionaires, licensees or tenants of Tenant) and all books and records pertaining thereto, including those specified in subsection (c) of this Section, and Tenant will make all such books and records available, or cause the same to be made available for such examination at the Premises; said audit shall be conducted by Landlord’s authorized representative. If the results of such audit shall show that Tenant’s statement of Gross Sales for any Fiscal Period has been understated by 2% or more, then Tenant agrees to pay Landlord the cost of such audit in addition to any deficiency payment required as shown by such audit with interest thereon as provided in the Section titled “Method of Payment, Past Due Rents.” A report of the findings of Landlord’s authorized representative shall be biding and conclusive upon Landlord and Tenant. The furnishing by Tenant of any statement which understates Gross Sales by 5% or more shall constitute a material breach of this Lease and entitle Landlord at it election to all remedies herein granted in the event of default by Tenant. Any information obtained by Landlord as a result of such audit shall be held in strict confidence by Landlord, except in any action or proceeding by Landlord to enforce its rights under this Lease, or in connection with any prospective sale or financing of the Premises or any part thereof.~~

(e) Tenant shall not directly or indirectly engage in, own or operate any businesses similar to that authorized to be conducted hereunder, or use or permit the use of the same or a similar trade name, within a radius of three miles of the nearest outside boundary of the Shopping Center during the Term; provided, however, that nothing herein shall be construed to prevent operation of any of Tenant’s existing stores under their present tradenames. ~~In the event of any violation of the covenant contained in the previous sentence, and in addition to all other remedies for default provided hereunder, the Gross Sales, as defined in this Lease, of any such businesses within the restricted radius shall be included in the Gross Sales made from the Premises, and the rent hereunder shall be computed upon the aggregate of the Gross Sales made from the Premises and from such other businesses. Under such circumstances, Tenant agrees to make available to Landlord all sales records from Tenant’s other businesses within five (5) days of Landlord’s request. The audit provisions of paragraph (d) above shall also apply to such other businesses.~~

(f) Tenant agrees to cause the business located on the Premises to be included in Tenant’s advertising program so that said business will receive at least equivalent treatment with respect to advertising and publicity as is afforded other businesses now owned, operated or hereafter acquired by tenant and to cause mention of the address, tradename and location of said business in such advertising and publicity.

(g) Deleted ~~In determining the rent payable by Tenant subsequent to an event of default, as provided in Section 16, the Percentage Rent for each year of the then unexpired term shall be deemed to be equal to the average annual Percentage Rent paid by Tenant from the Commencement Date of the occurrence of~~

~~such event of default, or during the three Lease Years preceding such event of default, whichever period is shorter, plus 10% per year for each such year of the unexpired term.~~

(h) Landlord shall not become or be deemed a partner or a joint venture with Tenant by reason of provision of this Section 3.

(i) Deleted ~~In the event that Tenant has not realized and maintained, as a minimum, the Base Sales amount referred to in Section 1 hereof for the Fiscal period ending nearest to the end of the second full calendar year after the date of this Lease, Landlord shall have the unilateral right at any time and from time to time thereafter to terminate this Lease and Tenant’s right to use the Premises, upon sixty (60) days’ prior written notice subject to and in accordance with the provisions of Section 16 and 18 hereof. The provisions of this Section 3 shall also apply to all permitted sublessees and assignees of Tenant as to the applicable time period.~~

(j) Deleted ~~For each forthcoming year, the annual Minimum Rent shall be increased by the previous year’s Percentage Rent payable hereunder. If the forthcoming year’s stipulated annual Minimum Rent is greater than the previous year’s Minimum Rent plus Percentage Rent payable hereunder, there will be no increase to the forthcoming year’s stipulated annual Minimum Rent.~~

(k) Should Tenant fail to furnish Landlord, when due, with any Gross Sales Reports required herein, then Landlord shall have the right to assess a minimum fee of Twenty-five and No/100 Dollars ($25.00) per day until the required report is furnished and such fee shall be considered as additional rent hereunder, provide, however, unless Tenant shall have failed to provide such reports on more than two (2) occasions during the Term, Landlord shall not charge the slate fee unless a report remains outstanding for five (5) days after written notice from Landlord that such report ahs not been furnished.

(l) Deleted If the Lease year commences on any day other than the first day of a full Fiscal Period, or terminates on any day other than the last day of a full Fiscal Period, then the First Fiscal Period shall be deemed to be those days between the Commencement Date and the start of the first full Fiscal Period, and the Last Fiscal Period shall be those days from the end of the last full Fiscal Period and the termination date of the Lease, and Percentage Rent for those periods, if any is due, shall be calculated according to the definition of Percentage Rent in Section 1 of this Lease, and, just as in the case of full Fiscal Periods, shall be due and payable on the 20th of the month following the end of the Fiscal Point.

Utility Charges:	Tenant shall arrange for utilities on its own account and in its own name and shall be solely responsible for and pay when due all charges for heat, water, gas, electricity or any other utility services used or consumed in the Premise beginning on the date Tenant takes possession of the Premises for purposes of fixturing or Tenant Improvements as set forth in Section 4. In the event separate bills are not obtainable for any such expense, Tenant shall pay Landlord the Tenant’s Proportionate Share of such charges and expenses, subject to adjustment based on any extraordinary use or consumption of any utility by Tenant on the Premises, within five days after billing therefor. In the event such charges shall not be paid when due, Landlord shall have the right to pay same, which amount so paid is hereby declared to be additional rent due on demand with interest as provided in Section 3.

Taxes:	Tenant agrees to pay Landlord as additional rent Tenant’s Proportionate Share of (a) the total general and special real estate taxes and assessments which are levied and assessed on all land and buildings in the Shopping Center, including the Premises and all common areas, during the Term and (b) Landlord’s expenses in contesting the validity of, or seeking a reduction in, or in seeking to prevent an increase in any such tax or assessment, or attempting to obtain any refund thereof or reassessment in the value of the Shopping Center or any portion thereof. Tenant’s Proportionate Share shall be paid in monthly installments on or before the first day of each calendar month, in advance, in an amount estimated by Landlord. Upon receipt of all tax, assessment and expense bills attributable to any Lease Year, Landlord shall furnish Tenant with a written statement of the actual amount of Tenant’s Proportionate Share. If the total amount paid by Tenant under this Section for any Lease Year shall be less than the actual amount due from Tenant for such Lease Year as shown on such statement, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due, such deficiency to be paid within 10 days after demand therefor by Landlord; and if the total amount paid by Tenant hereunder for any Lease Year shall exceed such actual amount due from Tenant for such Lease Year, such excess shall be credited against payments hereunder next due, or if no payments are next due, refunded to Tenant. Tenant shall further pay as additional rent all rental use taxes related to the Premises assessed by any governmental authority whether measured by Tenant’s gross rental payments or otherwise, and whether charged against Tenant or Landlord (but not including income or franchise taxes or any other taxes imposed upon or measured by Landlord’s net income, profits or net worth unless the same shall be imposed in lieu of real estate taxes). All amounts of additional rent payable pursuant to this section shall be payable in the manner and at the place provided for in Sections 3 and 21 hereof. Tenant shall further pay and discharge when due any federal, state, county or municipal tax levied or assessed against the leasehold estate created hereby, and any taxes levied or assessed against any trade fixtures, furnishings, equipment, leasehold improvements, alterations or additions made by Tenant, merchandise and personal property of any kind owned, installed or used by Tenant in or upon the Premises during the Term.

Insurance:	Landlord shall, during the Term, keep in full force and effect public liability, property damage, fire, extended coverage, casualty, rent loss and flood (if required) insurance covering the Premises and the Shopping Center (excluding the Tenant Improvements and property required to be insured by Tenant pursuant to Section 13 hereof), with coverage and in amounts as are customary with respect to like properties in the area where the Shopping Center is located. Tenant agrees to pay Landlord as additional rent, Tenant’s Proportionate Share of the premiums charged Landlord for such Insurance, prorated on a per diem basis for the first and last Lease Years. Tenant’s Proportionate Share shall be paid in monthly installments on or before the first day of each calendar month, in advance, in an amount estimated by Landlord.

Additional Rent:	Tenant covenants to pay and discharge when the same shall become due, as additional rent, all amounts, liabilities and obligations which Tenant has assumed or agreed to pay or discharge pursuant to this Lease including those enumerated in this Section 3 and elsewhere in this Lease, together with every fine, penalty, interest and cost which may be added for non-payment or late payment thereof.

Method of Payment, Past Due Rents:	The term “rent” as used in this Lease shall mean and include all Minimum Rent, Percentage Rent, Estimated Charges and additional amounts payable hereunder. All rent shall be paid to Landlord at the Rental Payment Address specified in Section 21 or at such other place or to such other person as Landlord may from time to time direct in writing, or as is otherwise provided herein, in lawful money of the United States of America. If Tenant should fail to pay the Landlord when due any installment of Minimum Rent or other sum to be paid hereunder, Tenant will pay Landlord on demand a late charge of ten percent (10%) thereof or Three Hundred and No/100 Dollars ($300.00), whichever is greater. Failure to pay such late charge upon demand thereof shall be an event of default under this Lease. Provision for such late charge shall be in addition to all other rights and remedies available to Landlord hereunder or at law or in equity and shall not be construed as liquidated damages or limiting Landlord’s remedies in any manner. In addition, any and all sums remaining unpaid shall accrue interest at the rate of twelve percent (12%) or Wachovia Bank, N.A. Bank Prime plus three percent (3%) per annum whichever is the greater, commencing on the due date for any such payment, provided however that the rate shall not exceed that which is limited by law.

Net Lease:	This is a net lease and the rent, additional rent and all other sums payable hereunder by Tenant shall be paid without notice, demand, setoff, counterclaim, deduction, or defense and, except as otherwise expressly provided herein, without abatement or suspension. Except as otherwise expressly provided in this Lease, this Lease shall not terminate, nor shall Tenant have any right to terminate this Lease nor shall Tenant be entitled to any abatement or reduction of rent hereunder, nor shall the obligations of Tenant under this Lease be affected, by reason if (i) any damage to or in the destruction of all or any part of the Premises from whatever cause, (ii) the taking of the Premises or any portion thereof by condemnation, requisition or otherwise for any reason, (iii) the prohibition, limitation or restriction of Tenant’s use of all or any part of the Premises, or any interference with such use, by law or ordinance or other governmental regulation or by injunction, (iv) any default on the part of Landlord under this Lease, or under any other agreement to which landlord and Tenant may be parties, (v) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceeding affecting Landlord or any assignee of Landlord, or (vi) any other cause whether similar or dissimilar to the foregoing. It is the intention of the parties hereto that the obligations of Tenant hereunder shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.

SECTION 4 Construction and Improvements

Condition of Premises:	~~Landlord agrees that it will, at its sole cost and expense as soon as is practical after the execution of this Lease, commence and pursue to completion the improvements to been erected by Landlord to the extent shown on the attached Exhibit B labeled “Description of Landlord’s Work and Tenant’s Work.”~~ Tenant’s taking possession of the Premises shall be conclusive evidence as against Tenant that the Premises were in satisfactory condition when Tenant took possession. Tenant acknowledges that it has inspected the Premises and hereby accepts the Premises “AS IS” with no representation or warranty by landlord as to the condition of the Premises or their suitability for tenant’s proposed improvements thereto or use thereof or the condition of the Shopping Center, and with no promise by Landlord or its agent to improve or repair the premises of the Shopping Center except as set forth in Exhibit B attached hereto.

Tenant’s Work:	Any additional improvements to the Premises necessary for the Tenant’s use or occupancy thereof and not listed as Landlord’s work in Exhibit B shall be completed by Tenant, at Tenant’s expense, and shall hereinafter be referred to as “Tenant Improvements.” The Tenant Improvements shall be completed by Tenant in conformity with the specifications in Exhibit B. Tenant agrees to submit to Landlord plans and specifications covering the Tenant Improvements in such detail as Landlord or Managing Agent may require within fifteen (15) days of execution of this Lease and Tenant agrees not to commence any work on any of the Tenant Improvements until Landlord has approved such plans and specifications in writing. At all times during Tenant’s construction, Landlord and its representatives shall have the right to enter upon the Premises for the purpose of inspecting construction and progress of the Tenant Improvements. Tenant agrees that its entry onto and occupation of the Premises prior to the Commencement Date shall be subject to all of the terms of this Lease, except the covenants to pay the amounts as set forth in Section 3 as rent, taxes or insurance. If Tenant Improvements deviate from the plans and specifications approved by the Landlord, Landlord can elect to (a) approve the deviation in the Tenant’s Improvements, (b) have Tenant make corrections to correspond with the approved plans and specifications, and (c) place Tenant in default for material deviation in Tenant’s Improvements.

Excuse of Performance	Anything in this Lease to the contrary notwithstanding, neither Tenant nor Landlord shall be deemed in default with respect to the performance of any of the terms of this Lease (except for payment of money due hereunder) if a failure of performance is due to any strike, lockout, boycott, labor dispute, civil commotion, war-like operation, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulation or control, inability to obtain any material or service, Act of God, adverse weather condition, energy shortage or any other cause whether similar to dissimilar, beyond the reasonable control of Tenant or Landlord; provided such cause is not due to the willful act of Tenant or Landlord; and further provided that delays or failures to perform resulting from lack of funds shall not be deemed delays beyond the reasonable control of a party; and further provided that the foregoing shall not relieve Tenant from its obligation timely to pay rent and other sums due under this Lease. In order to claim the benefits of this section, the party claiming any such excuse for its performance hereunder must have given the other party written notice of the cause and anticipated duration of such failure of performance within 5 days of the occurrence of said cause.

Failure of Tenant to Open:	In the event that the Tenant fails to take possession and to open the Premise for business fully improved, to fixtured, stocked and staffed by the Commencement Date, then the Landlord shall have, in addition to any and all remedies herein provided, the right to its option to collect not only the Minimum Rent and additional amounts due in accordance with Section 3 hereof, but also additional rent at the rate of $.03 per square foot of Leasable Space in the Premises per day for each and every day that the Tenant shall fail to commence to do business; said additional rent shall be deemed to be liquidated damages for the benefit of Landlord and shall be in lieu of any Percentage Rent if applicable that might have been earned during such period of the Tenant’s failure to open.
SECTION 5 Use of Premises

Use:	(a) The Premises shall be occupied and used only for the Permitted Uses and for no other purpose whatever unless Landlord, in its sole right, discretion or with the approval and consent of any other interested party who has a right, consents to a change of such uses. Tenant acknowledges and agrees that the Permitted Uses of the Premises set forth herein are a critical element of the bargain of the parties hereto and that actual and substantial detriment will result to Landlord and the other tenants and occupants of the Shopping Center in the event that a change or deviation in such uses shall occur or be permitted without the express written consents herein required.

(b) Tenant agrees to keep the Premises open and diligently, actively and continuously operate the business conducted therein under the tradename specified in Section 1, using a sufficient number of adequately trained managers and personnel for efficient service, during the minimum hours and days and evenings of the week which are indicated on Exhibit C, provided that such minimum hours of operation are subject to change from time to time by Landlord so long as any such change is applicable to substantially all tenants of the Shopping Center. Tenant shall carry at all times in the Premises a full stock of current season merchandise of such quantity, character, and quality as to maximize Gross Sales and shall operate 100% of the Premises. Tenant shall install and maintain at all times display windows on the Premises. Tenant agrees to conduct Tenant’s business at all times in a first-class, high-grade manner consistent with reputable business standards and practices in good faith and in such manner that the high reputation of the Shopping Center is furthered. Tenant agrees that storage and office space in the Premises shall only exist to the extent required for the permitted uses conducted on the Premises. No auction, fire, liquidation or bankruptcy sales may be conducted in the Premises without the prior written consent of Landlord having been first obtained. Landlord makes no warrant that the zoning of the Premises is proper for Tenant’s business purpose. Such determination shall be the Tenant’s sole responsibility. Tenant acknowledges that the Shopping Center is an Interdependent enterprise and its success is dependent upon the opening and continued operation of Tenant’s business in accordance with the Lease. In the event Tenant breaches the provisions of this subparagraph (b), in addition to all other remedies contained in this Lease, Landlord may assess a charge of $.05 per square foot of Leasable Space for each day or portion thereof that these provisions are violated. Such charge shall be deemed additional rent hereunder and shall be due and payable within ten (10) days of billing thereof.
SECTION 6 Quiet Enjoyment and Landlord’s Right of Entry

Quiet Employment:	If and so long as Tenant shall pay the rent specified herein and observe and perform all covenants, agreements and obligations required by it to be observed and performed hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, though or under Landlord, subject, nevertheless, to the terms and conditions of this Lease and the mortgages and other matters to which this Lease is subordinate. Landlord expressly reserves the right as to the Shopping Center at any time to do, or permit to be done, any or all of the following: add or remove buildings or structures; change the number and location of buildings and structures; change building dimensions; change the number of floors in any of the buildings or structures; enclose any mall; add to, alter or remove partially or wholly any structure or structures used to enclose any plaza area; change the identity and type of stores and tenancies and the dimensions thereof; change the name of the Shopping Center in which the Premises are located; change the address or designation of the Premises; provide subterranean and multiple level parking decks; convert common areas into leasable areas; change the means of access to and egress from the Shopping Center, and expand or reduce the size of the Shopping Center, provided, however, that no such changes shall deny or materially interfere with reasonable visibility of, ingress to, or egress from the Premises.

Right of Entry:	Tenant agrees that Landlord, Managing Agent, their agents, employees or servants or any person authorized by Landlord may enter the Premises for the purpose of inspecting the condition of the same and to make such repairs, additions, improvements, changes or alterations to the Premises or the building of which they are a part as Landlord may elect to make, and to exhibit the same to prospective purchasers, mortgagees and, tenants of other areas of the Shopping Center and to prospective tenants and to place in and upon the Premises during the last six months of the Term as such places as may be determined by Landlord “for rent” signs or notices, and tenant undertakes and agrees that neither Tenant nor any other person within Tenant’s control will interfere with such signs or notices. Such entry, inspection and repairs, additions, improvements, changes or alterations as Landlord may make of or to the Premises or the building of which the Premises are a part shall not constitute eviction of Tenant in whole or in part, and the rent reserved shall in no wise abate while such work is being done by reason of loss or interruption of business of Tenant or otherwise. If Tenant or Tenant’s agents or employees shall not be present to permit entry to the Premises at any time when for any reason entry therein shall be necessary in the reasonable judgment of the Landlord to prevent injury or damage, Landlord, Managing Agent or their agents or employees may enter same by or by forcible entry or otherwise without liability therefor and without in any manner affecting the obligations, covenants, terms or conditions of this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation or liability whatsoever for care, supervision, repair, improvement, addition, change or alteration of the Premises or the building of which they are a part or the Shopping Center or any part thereof other than herein expressly provided.
SECTION 7 Nuisance, Waste, Hazardous Materials, Rules and Regulations

Nuisance:	Tenant shall not perform any acts or carry on any practices which may injure the building of which the Premises are a part, violate any certificate of occupancy affecting same, constitute a public or private nuisance or a menace to other tenants in the Shopping Center, produce undue noise, create obnoxious fumes or odors or otherwise cause unreasonable interference with other tenants of the Shopping Center.

Waste, Etc.:	Tenant agrees not to: (a) permit any unlawful or immoral practice to be carried on or committed on the Premises; (b) make any use of or allow the Premises to be used for any purpose that might invalidate or increase the rates of insurance therefor; (c) keep or use or permit to be kept or used on the Premises any inflammable fluids or explosives without the written permission of the Landlord first had and obtained; (d) use the Premises for any purpose whatsoever which might create a nuisance or injure the reputation of the Premises or the Shopping Center; (e) deface or injure the Premises or the Shopping Center; (f) overload the floors; (g) sell or consume or allow the sale or consumption of alcoholic beverages on the Premises, unless the same is included in the Permitted Uses and appropriate licenses and insurance coverage has been secured; or (h) commit or suffer any waste in or about the Premises. Tenant agrees to pay as additional rent any increase in the cost of insurance on the Premises to Landlord as a result of any unauthorized use of the Premises by Tenant, but such payment shall not constitute in any manner a waiver by Landlord of its rights to enforce all of the covenants and provisions of this Lease.

Hazardous Material:	Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord (which Landlord shall not unreasonably withhold as long as Tenant demonstrates to Landlord’s reasonable satisfaction that such Hazardous Material is necessary or useful to Tenant’s business and will be used, kept and stored in a manner that complies with all laws regulating any such Hazardous Material so brought upon or used or kept in or about the Premises). If Tenant breaches the obligations in the preceding sentence, or if the presence of Hazardous Material on the Premises caused or permitted by Tenant results in contamination of the Premises, or if contamination of the Premises by Hazardous Material otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall identify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or if any amenity of the Premises, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorney’s fees, consultant fees and expert fees) which arise during or after the lease term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises caused or permitted by Tenant results in any contamination of the Premises, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises to the condition existing prior to the introduction of any such Hazardous Material to the Premises; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises.

As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local government authority, the state in which the Premises are located or the United States Government. The provisions of this Section shall remain in force after the termination of the Lease.

Rules and Regulations:	Tenant covenants and agrees with Landlord that:

(a) All loading and unloading of goods shall be done only at such times, in the areas and through the entrances designed for such purposes by Landlord.

(b) The delivery or shipping of merchandise, supplies, furnishings and fixtures to and from the Premises shall be subject to such rules and regulations as in the judgment of Landlord are necessary for the proper operation of the premises and the Shopping Center.

(c) All garbage and refuse shall be kept in the kind of container specified by Landlord and shall be placed outside of the Premises prepared for collection in the manner and at the times and places specified by Landlord. If Landlord shall provide or designate a service for picking up refuse and garbage, Tenant shall use same at Tenant’s cost. Tenant shall pay the cost of removal of all of Tenant’s refuse or rubbish.

(d) No aerial or any other device or structure including but not limited to T.V., disc, etc. shall be erected on the roof or exterior walls of the Premises, or on the Shopping Center, without in each instance, the written consent of Landlord. Any aerial so installed without such written consent shall be subject to removal without notice at any time.

(e) Tenant shall keep the Premises at a temperature sufficiently high to prevent freezing water in pipes and fixtures.

(f) The areas immediately adjoining the Premises shall be kept clean and free from dirt and rubbish by Tenant to the satisfaction of Landlord, and Tenant shall not place or permit any obstructions or merchandise in such areas.

(g) Tenant and Tenant’s employees shall park their cars only in those portions of the parking areas designated for that purpose by Landlord. Tenant shall from time to time furnish Landlord with state automobile license numbers assigned to Tenant’s car or cars, and cars of Tenant’s employees.

(h) The plumbing facilities shall not be used for any other purpose than that for which they were constructed, and no foreign substance of any kind shall be disposed of therein.

(i) Tenant shall not burn any trash or garbage of any kind in or about the Premises or the Shopping Center. Tenant shall sweep sidewalk in front of the store and keep the windows and sills clean.

(j) Tenant shall keep the signs, exterior lights and display window lights on the Premises lighted each and every day of the Term during the hours designated by Landlord.

(k) Tenant shall not use or allow the Premises to be used for any unlawful or improper purpose, including, but no limited to, the unlawful or improper use, possession, sale or distribution of any illegal drugs or controlled substances as prohibited by federal , state or local law.

(l) If Tenant’s Use of the Premise includes any of the following (restaurant, food preparation, sale of food prepared in or from the Premises, catering or automotive service or supply), Tenant shall be responsible for the installation, servicing, maintenance and any replacement of a great trap system, the size of which shall effectively contain all grease generated from the Premises. Tenant shall contract with a recognized grease removal contractor approved by the Landlord and ensure that the Landlord is at all times during the Term of any extensions thereof, provided with a copy of the then current contract. Should a blockage occur because of the discharge of fats, petroleum oil, nonbiodegradable cutting oil, products of mineral oil origin or grease from the Premises, Tenant shall be liable for all costs to clean and clear the sewer line as well as the costs for damage done to adjoining tenants’ property. If Tenant’s sewer discharges violate any of the local, state or federal stream standard ordinances regarding prohibited waste discharges or creates a public nuisance, Tenant shall be solely responsible for any and all fines levied against the Landlord, its Agent or neighboring tenants. Noncompliance with any of the above regulations shall result in a Default of the Lease and shall be subject to monetary penalties contained herein.

The term “Landlord” as used in (a) through (l) above shall be deemed to include Landlord’s Managing Agent.

In the event any violation of any of the above rules and regulations continues after five (5) days following notice to the Tenant of such violation, beginning on such fifth day tenant shall, in addition to any and all other remedies of Landlord provided in this Lease for default by Tenant, pay liquidated damages of Fifty Dollars ($50.00) per day for each such violation for each day such violation continues. Landlord reserves the right to adopt additional rules and regulations in respect to the conduct of Tenant’s activities in the Premises and the Shopping Center, which upon adoption shall be deemed incorporated herein, provided that Tenant is given notice thereof.
SECTION 8 Compliance with Law, Liens, Indemnity

Compliance with Law and Contracts:	Tenant shall, at its expense, comply with and shall cause the Premises and Tenant’s employees to comply with all governmental statutes, laws, rules, orders, regulations and ordinances including environmental laws and regulations affecting the Premises or any part thereof, or the use thereof, at any time during the Term. Tenant shall, at its expense, comply with the requirements of all policies of insurance which at any time may be in force with respect to the Premises, and with the provisions of all contracts, agreements and restrictions affecting the Premises or any part hereof or the occupancy or use thereof.

Title and Covenant Against Liens:	The Landlord’s title is and always shall be paramount to the title of the Tenant and nothing in this contained shall empower the Tenant to do any act which can, shall or may encumber the title of the Landlord. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen to be placed upon or against the Shopping Center or the Premises or against the Tenant’s leasehold interest in the Premises and, in case of any such lien attaching, to immediately pay and remove same. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Shopping Center or the Premises, and any and all liens and encumbrances created by Tenant shall attach only to Tenant’s interest in the Premises. If any such liens so attach and Tenant fails to pay and remove same within ten (10) days, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of payment at the rate set forth in Section 3 hereof for amounts owed Landlord by Tenant, shall be deemed to be additional rent due and payable by Tenant at once without notice or demand and/or Landlord may place Tenant in Default under this Lease.

Indemnification:	Tenant agrees to pay, and to protect, save harmless and indemnify Landlord, agents and employees of Landlord, from and against any and all liabilities, losses, damages, costs, expenses (including all attorney’s fees and expenses of Landlord), causes of action, suits, claims, demands or judgments of any nature whatsoever (except those arising from the gross negligent acts of Landlord, its agents or employees) arising from any of the following: (a) any injury to, or the death of any person or damages to property on the Premises; (b) any injury to, or the death of any person or damage to property upon adjoining sidewalks, parking areas, streets or ways which arises out of or is in any manner connected with any activity of Tenant or sponsored or co-sponsored by Tenant, with or without Landlord approval or which arises out of or is in any manner connected with the use, condition or occupation of the Premises or any part thereof by Tenant; (c) violation of any agreement or condition of this Lease by Tenant; or (d) violation by Tenant of any contract or agreement to which Tenant is party or any restriction, statute, ordinance or regulation, in each case affecting the Premises or adjoining areas, or any part thereof.
SECTION 9 Maintenance and Repair of Premises

Maintenance by Tenant	Tenant shall at all times maintain the entire Premises (including maintenance of exterior entrances and all glass and show window moldings) and all floors, ceilings, interior walls, partitions, doors, fixtures, equipment and appurtenances thereof (including, but not limited to lighting, plumbing fixtures and heating, air conditioning, ventilating, electrical and fire detection and protection systems installed by landlord or tenant exclusively serving the Premises and including leaks around ducts, pipes, vents or other parts of the heating, air conditioning, ventilating and plumbing systems which protrude through the roof of the Premises) in good order, appearance, condition and repair, including all necessary replacements thereof. During the entire term hereof, Tenant agrees to contract for the regular maintenance and repair of the heating, ventilating and air conditioning equipment with a reputable service contractor acceptable to landlord and to provide an executed copy of such agreement to Landlord. If Landlord has not received a copy of such agreement within ten (10) days of request therefor, in addition to all other remedies hereunder, Landlord may, but shall not have the obligation to, contract for such services and bill the Tenant the cost thereof plus 20% for administration and overhead as additional rent payable upon demand.

Maintenance by Landlord:	(a) Landlord covenants to maintain or cause to be maintained only the foundation and roof of the Premises, and the structural soundness of the concrete floors and exterior and demising walls thereof in good order, repair and condition, exclusive of any work required because of damage caused by any act, omission or negligence of Tenant, any subtenant or their respective employees, agents, invitees, licensees or contractors. Landlord shall not be required to commence any such repair until ten (10) days after written notice from Tenant that the same is necessary. The provisions of this paragraph shall not apply in the case of damage or destruction by fire or other casualty or a taking under the power of eminent domain, in which events the obligations of the Landlord shall be controlled by the Sections of this Lease dealing therewith.

(b) If Landlord is required to make repairs to the Premises by reason of Tenant’s acts, omissions or negligence, or if Tenant refuses or neglects to repair as required hereunder to the reasonable satisfaction of Landlord, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise, fixtures, or other property or to Tenant’s business by reason thereof. Upon completion thereof, Tenant shall reimburse Landlord’s costs for making such repairs plus twenty percent (20%) of such costs for overhead and supervision, upon presentation of a bill therefor, as additional rent.
SECTION 10 Common Areas and Charges

Control of Common Areas:	All automobile parking areas, entrances and exits thereto, and other facilities furnished by Landlord from time to time in or near the Shopping Center, including employee and customer parking areas, mall areas, the truck way or ways, loading docks, package pick-up stations, Shopping Center signs, pedestrian sidewalks and ramps, landscaped areas, exterior and interior stairways, facades, canopies, hallways, display and exhibit areas and other areas and Improvements provided by Landlord for general use, in common, by tenants of the Shopping Center, their officers, agents, employees and customers shall at all times be subject to the exclusive control and management of Landlord or its designees, and Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to all facilities and areas mentioned in this Section. All facilities and areas, including but not limited to the foundations, concrete floors, exterior walls, and roofs of all buildings within the Shopping Center and all ducts, conduits and similar items, heating, ventilating, air conditioning, plumbing, security and fire detection and protection systems and storm, sanitary drainage and other utility systems not installed by or exclusively serving a single tenant of the Shopping Center, are hereinafter collectively called the “Common Areas.” Landlord or its designees shall have the right to construct, maintain and operate lighting and parking facilities on all Common Areas; to police the same; from time to time to change or reduce the area, level, location, size and arrangement of parking areas and other facilities hereinafter referred to; to restrict parking by tenants, their officers, agents and employees to employee parking areas; to close all or any portion of said areas or facilities to such extent as may, in the opinion of Landlord’s counsel, be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or the public therein to close temporarily all or any portion of the parking areas or facilities; to erect improvements or buildings on such parking areas for lease or sale purposes and other common areas and to lease area improvements; to discourage non-customer parking; and to do and perform such other acts in and to said areas and improvements as, in the use of good business judgment, the Landlord shall determine to be advisable with a view to the improvement of the convenience and use thereof by tenants of the Shopping Center, their officers, agents, employees and customers; provided that no such changes shall deny or materially adversely interfere with the reasonable visibility of, ingress to or egress from the Premises.

License:	All Common Areas and facilities therein not within the Premises which Tenant may be permitted to use and occupy are to be used and occupied under a revocable license, and if the amount of such areas be diminished, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such diminution of such areas be deemed constructive or actual eviction.

Maintenance Charges:	(a) Tenant agrees to pay as additional rent, monthly or less frequently as directed by Landlord, Tenant’s Proportionate Share of the Shopping Center’s Common Area Maintenance Cost (as hereinafter defined). Such payments shall be based on Landlord’s reasonable estimates, subject to adjustment from time to time on determination of the actual amount of the Shopping Center’s Common Area Maintenance Cost. The failure of Tenant to pay any portion of Tenant’s Proportionate Share of the Shopping Center’s Area Maintenance Cost on or before the tenth (10th) day after notice from landlord shall constitute a material default under this Lease and shall be treated for all purposes as a default in the payment of rent.

(b) “Shopping Center’s Common Area Maintenance Cost” shall be the total of all items of cost and expense expended (including appropriate reserves) in operating, managing, equipping, protecting, policing, lighting, repairing, replacing and maintaining the Common Areas and their facilities (less any insurance proceeds collected with respect to any such repair or replacement) including, but not limited to, all costs and expenses of (1) maintaining and repairing the Common Areas as shall be required in Landlord’s judgment to preserve the utility and condition of the Common Areas in substantially the same condition and status though not necessarily the same area or configuration as the Common Areas were in as of the Commencement Date; (2) security, fire detection and protection and traffic direction and control; (3) cleaning and removal of rubbish, dirt, debris, water, snow and ice (including removal of water, snow and ice from rooftops); (4) planting, replanting and replacing flowers and landscaping; (5) water, drainage and sewage; (6) liability, property damage, fire, extended coverage, flood, rent loss, malicious mischief, vandalism, worker’s compensation and employees’ liability, and any other casualty and liability insurance; (7) wages, health and welfare benefits, pension or profit sharing benefits, union dues, vacations, unemployment taxes and social security taxes; (8) personal property taxes; (9) permits and licenses; (10) supplies; (11) the operation of loud-speakers and any other equipment supplying music; (12) utility services and lighting (including the cost of light bulbs and electric current); (13) patching, repairing, resurfacing, topping and marking of all parking and drive areas; (14) filling, sealing and supporting of sinkholes; (15) depreciation of machinery and equipment used in the operation of the Common Areas (but not including depreciation of the original cost of acquiring Common Areas of the Shopping Center); (16) administrative charges in an amount not to exceed fifteen percent (15%) of the Shopping Center’s Common Area Maintenance Cost (exclusive of such administrative charges); (17) the charges of any independent contractor who, under contract with the Landlord or its representatives, does any of the work of operating, maintaining or repairing the Common Areas; and (18) any other expense or charge, whether or not hereinbefore mentioned, which in accordance with generally accepted accounting and management principles, would be considered as an expense of managing, operating, maintaining or repairing the Common Areas.
SECTION 11 Fixtures, Signs and Alterations

Fixtures:	All readily moveable furnishings, store fixtures and equipment owned and used by Tenant in the Premises shall at all time during the term be and remain the property of the Tenant without regard to the means by which they are installed in or attached to the Premises. Upon expiration or termination of this Lease, Tenant shall remove all such furnishings, fixtures, and equipment and restore the Premises as provided in Section 18, provided that Tenant shall not remove any equipment, conduits, and fixtures providing water, plumbing, electrical, heating, ventilation, air conditioning, lighting and sewer service to the Premises, all of which, together with any other furnishing, fixtures and equipment not removed by Tenant as provided above, shall become the property of Landlord upon expiration of the term or termination of Tenant’s right to possession of the Premises pursuant to Section 16 and shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as a bill of sale without any payment or credit by Landlord to Tenant.

Signs:	Tenant shall have the right to place signs and advertisements on the exterior and interior of the Premises and the Shopping Center in the locations and subject to the conditions set forth in Exhibit D, provided that the size, style and appearance of all exterior signs and all interior signs visible from the exterior of the Premises shall be subject to the approval of Landlord or Managing Agent and shall be in compliance with applicable law. At the expiration or sooner termination of the Term of this Lease, Tenant shall remove all of its exterior and interior signage existing at the Premises. Such signage and all installations appurtenant thereto, including panels and electrical hook-ups, shall be removed and the Premises restored to its condition before the installation of such signage. In the event Tenant shall have failed or refused to remove any such signage, and to restore the Premises as required hereunder, Landlord, after providing seven (7) days notice to Tenant, may undertake the removal and restoration at Tenant’s sole cost and expense. Tenant shall pay such removal and restoration costs within ten (10) days after receipt of Landlord’s invoice therefor.

Contractual Lien:	All furnishings, fixtures (including trade), personal property, equipment and merchandise (“secured property”) which have been, are, or may be, put into the Premises either before or after the Effective Date of the Lease, whether exempt or not from sale under execution and attachment under the laws of the state where the Premises are located, shall at all times be subject to a first lien and security interest in favor of Landlord, for the purpose of securing Tenant’s performance under this Lease including, but not limited to, the payment of all rent, additional rent or other sums which may become due to Landlord from Tenant hereunder. Upon default or breach of any covenants of this Lease, Landlord shall have all remedies available under the Uniform Commercial Code enacted in the state where the Premises are located including, but not limited to, the right to take possession of the above mentioned secured property and dispose of it by sale in a commercially reasonably manner. Tenant hereby agrees to sign a Uniform Commercial Code Filing Form similar to that attached hereto as Exhibit C upon a request to do so by the Landlord, for the purpose of serving notice to third parties of the security interest herein granted, or failing to do so upon request, does hereby appoint Landlord or the Managing Agent as tenant’s attorney-in-fact for said purpose. In addition to any statutory lien provided by law, this provision is intended to provide a contractual lien and security interest in the secured property and is intended by the parties to be fully enforceable as between themselves and all third parties in all events, including but not limited to, any event of bankruptcy described herein. Tenant hereby grants such lien and security interest to Landlord and warrants that there are no prior liens existing against the secured property. In accordance with said lien herein granted by Tenant to Landlord, tenant shall not remove from the Premises any of said secured property without the written consent of Landlord (except for normal repairs and replacements).

Alterations:	Tenant shall not make any alterations, additions, improvements or changes in the Premises without in each instance first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided that Tenant may make in a first-class manner such interior additions, improvements and changes in the Premises as Tenant may deem necessary or desirable in connection with operation of its retail store in the Premises so long as such alterations, additions, improvements and changes are non-structural and do not interfere with or otherwise affect any heating, ventilating, air conditioning, plumbing, security, fire detection and protection or utility systems except those installed by Tenant or exclusively serving the Premises. All such permitted alterations, additions, improvements and changes in the Premises shall be at Tenant’s expense and shall conform to all specifications set forth in Exhibit b and comply with all insurance requirements and with applicable governmental laws, and shall conform to all specifications set forth in Exhibit B and comply with all insurance requirements and with applicable governmental laws, statutes, ordinances, rules and regulations. Tenant shall be responsible for and shall pay to Landlord, as additional rent, the entire amount of any real estate taxes attributable to any alterations, additions or improvements made by Tenant pursuant to this Section. All such alterations, additions, improvements and changes shall become upon completion the property of the Landlord, unless otherwise agreed to in writing by the Landlord.

Loss and Damage to Tenant’s Property	Landlord shall not be liable for any damages to property of Tenant or of others located on the Premises, or for the loss or damage to any property of Tenant or of others by theft or otherwise. All property of tenant kept or stored on the Premises shall be so kept or stored by the risk of Tenant only, and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carrier, unless such damage shall be caused by the willful act or gross neglect of the Landlord.
SECTION 12 Condemnation

All of Premises Taken:	If the whole of the Premises shall be taken or condemned either permanently or temporarily for any public or quasi-public use or purpose by any competent authority in appropriation proceedings or by any right of eminent domain or by agreement or conveyance in lieu thereof (each of the foregoing being hereinafter referred to as “Condemnation”), this Lease shall terminate as of the day before the date of such taking, and Tenant shall pay rent and perform all of its other obligations under this Lease up to such date with a proportionate refund by Landlord of any rent which shall have been paid in advance for periods subsequent to such date.

Less Than All of Premises Taken:	If less than all but more than twenty-five percent of the Leasable Space in the Premises is taken by Condemnation, or if (regardless of the percentage of Leasable Space in the Premises which is taken) the remainder of the Premises cannot be used for Tenant’s continued use or occupancy for Tenant’s business, in the reasonable judgment of Landlord, then in either such event Landlord or Tenant shall each have the right to terminate this Lease upon notice to the other party within sixty days after possession is taken by such Condemnation. If this Lease is so terminated, it shall terminate as of the day before the day of such taking, and Tenant shall pay rent and perform all of its other obligations under this Lease up to such date with a proportionate refund by Landlord of any rent which shall have been paid in advance for periods subsequent to such date. If this Lease is not so terminated, it shall terminate only with respect to the parts of the Premises so taken as of the date possession shall be taken by such authority, and Tenant shall pay rent up to such date with a proportionate refund by Landlord of any rent which shall have been paid in advance for periods subsequent to such date. Thereafter, the Minimum Rent and Estimated Charges shall be reduced in direct proportion to the amount of Leasable Space of the Premises taken, and Landlord agrees, at Landlord’s cost and expense, as soon as reasonably possible to restore the remainder of the Premises to a complete unit of similar quality and character as the condemnation award received by Landlord (less all expenses, costs and legal fees incurred by Landlord in connection with such award) multiplied by a fraction the numerator of which is the number of square feet of Leasable Space in the Premises so taken and the denominator of which is the number of square feet of Leasable Space in the Shopping Center so taken will allow.

Shopping Center Taken:	If any part of the Shopping Center is taken by Condemnation so as to render, in Landlord’s sole judgment, the remainder unsuitable for use as a retail shopping center, Landlord shall have the right to terminate this Lease upon notice to Tenant within 120 days after possession is taken by such Condemnation. If Landlord so terminates this Lease, it shall terminate as of the day before the day of such taking, by the condemning authority, and Tenant shall pay rent and perform all of its other obligations under this Lease up to such date with a proportionate refund by Landlord of any rent which shall have been paid in advance for periods subsequent to such date.

Ownership of Award:	As between Landlord and Tenant, all damages for any Condemnation of all or any part of the Shopping Center, including without limitation all damages as compensation for diminution in value of the leasehold, reversion and fee of the Premises, and the Tenant Improvements, shall belong to the Landlord without any deduction therefrom for any present or future estate of Tenant, and Tenant hereby assigns to Landlord all its right, title and interest to any such award. Although all damages in the event of any Condemnation are to belong to Landlord, whether such damages are awarded as compensation for diminution in value of the leasehold, reversion or fee of the Premises, or the Tenant Improvements, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s business by reason of the Condemnation and for or on account of any cost or loss which Tenant might incur in removing Tenant’s merchandise, furniture and fixtures, provided that the effect of such award is not to reduce the award otherwise payable to Landlord.
SECTION 13 Insurance

Insurance to be Provided by Tenant:	Tenant shall maintain throughout the Term, at its expense, insurance of the following character: (a) casualty insurance against loss or damage by fire and other risks from time to time included under “extended coverage” policies with endorsements for vandalism and malicious mischief, in the amount of the full replacement cost of all Tenant Improvements, furniture, trade fixtures, equipment, merchandise and all other items of Tenant’s property on the Premises; (b) insurance against loss or damage to plate glass in or on the Premises; (c) business interruption insurance insuring that the monthly Minimum Rent and all other payments due under this Lease will be paid for a period of up to one year if the Premises are destroyed or rendered inaccessible by a risk insured under (a) above; (d) if the Permitted uses include sale and/or serving of alcoholic beverages, insurance covering any claims arising under applicable law relating to said uses which could be asserted against Landlord, Tenant or the Premises; (e) worker’s compensation insurance in amounts required by applicable law covering all personnel employed in connection with any work done on or about the Premises; (f) a policy of comprehensive, all risk public liability insurance insuring Landlord and Tenant against any liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto with initial basic limits of not less than $500,000 for injury or death of one person in any one accident or occurrence and with basic limits of not less than $1,000,000 for injury or death of more than one person in any one accident or occurrence. Such insurance shall further initially insure Landlord and Tenant against liability for property damage of not less than $100,000 and not less than $100,000 for fire legal liability; (g) such other insurance on the Premises in such amounts and against such other insurable hazards which at the time are commonly obtained in the case of property similar to the Premises. In addition, Tenant shall maintain throughout the Term, as its expense, a standard umbrella insurance policy with initial limits of $2,000,000. The limit of any of the insurance required by this Section shall not limit the liability of Tenant. Tenant may provide this insurance under a blanket policy, provided that said insurance shall have a Landlord’s protective liability endorsement attached thereto and otherwise strictly complies with all other terms and conditions in this Lease. Any such blanket policy must also contain an endorsement which (i) identifies with specificity the particular address of the Premise as being covered under the blanket policy; (ii) provides minimum guaranteed coverage amounts per occurrence as provided herein for the Premises; and (iii) expressly waives any pro-rata distribution requirement contained in such blanket policy (if any) covering the Premises. The limits of all insurance required herein shall be increased from time to time to reflect the increase in the consumer price index and as required by good business practice.

General Insurance Requirements:	Each policy of insurance referred to in the preceding paragraph shall be issued by companies authorized to issue such insurance in the state where the Premises are located and which maintain an A.B. Best Company, Inc. rating of A-, X or better, shall name Landlord, including its agent and other parties designated by Landlord, as additional insured as their interests may appear (ATIMA) with respect to all liability (including umbrella) policies and as “loss payees” under all property coverages, and shall be written as a primary policy which contains agreement by the insurer that it will not cancel or fail to renew or amend such policy or reduce the coverage thereunder except after thirty days’ prior written notice to Landlord and that any loss otherwise payable thereunder shall be payable notwithstanding any act or negligence of Tenant which might, absent such agreement, result in a forfeiture of all or part of such insurance payment and notwithstanding (a) the occupation or use of the Premises for purposes more hazardous than permitted by the terms of such policy; (b) any foreclosure or other action or proceeding taken by any mortgagee of the Premises; or (c) any change in title of ownership of the Premises. On or prior to the Commencement Date, Tenant shall deliver to Landlord certificates of the insurers, evidencing all of the insurance which is required to be maintained by Tenant hereunder together with evidence of the payment of all premium therefor, and Tenant shall, within thirty days prior to the expiration of any such insurance, deliver other certificates of the insurers evidencing the renewal or replacement of such insurance together with evidence of the payment of all premiums therefor. Should Tenant fail to maintain or renew any insurance provided for in this Section, or to pay the premium therefor, or to deliver to Landlord any of such certificates, then and in any of said events, Landlord, at its option, but without obligation to do so, may procure such insurance, and any sums so expended by Landlord (together with Landlord’s reasonable administrative expense in procuring such insurance) shall be additional rent hereunder and shall be paid by Tenant to Landlord on the first day of the month next following the date on which such expenditure is made by Landlord. If Tenant fails to furnish Landlord with a copy of certificate of any insurance policy required to be furnished by Tenant to Landlord when due, and such failure continues for ten (10) days after written notice from Landlord, Landlord may assess and collect a minimum administrative fee of Ten and No/100 Dollars ($10.00) for each day said policy or certificate has not been received in the office of Landlord at the close of each business day and such fee shall be considered as additional rent hereunder and shall be in addition to all other remedies hereunder.

Waiver of Claims:	Landlord and Landlord’s agent and employers shall not be liable for and Tenant waives all claims for damages to person or property sustained by Tenant or any party claiming through Tenant resulting from any accident or occurrence in or upon the Premises, the building of which they shall be a part, or the Shopping Center, including but not limited to such claims for damage resulting from: (i) any equipment or appurtenances becoming out of repair; (ii) Landlord’s failure to keep the Shopping Center, said building of the Premises in repair; (iii) injury done or occasioned by wind, settling, earth movement or other natural causes; (iv) any defect in or failure of plumbing, heating, or air conditioning equipment, electric wiring of installation thereof, gas, water, steam pipes, stairs, porches, railings or walks; (v) broker glass, the backing up of any water or sewer pipe or downspout; the bursting, leaking or running of any tank, tub, washstand, water closet, waste or water pipe, drain or any other pipe or tank through the roof, skylight, trapdoor, stairs, walks, Common Area or any other place upon or near such building or the Premises or otherwise; (vii) the failing of any fixtures, plaster, stucco or the like; and (viii) any act, commission, or negligence of co-tenants or of other persons or occupants of the Shopping Center.

SECTION 14 Damage or Destruction

Destruction of Premises:	In the event that the Premises are totally or partially damaged or destroyed or destroyed by fire or other casualty or occurrence covered by insurance, the damage shall be repaired and the Premises restored to the same condition as they were in immediately before such damage or destruction by Landlord at Landlord’s expense to the extent of insurance recovery. If such damage results from a cause not insured, or the cost of repair of restoration exceeds the amount of insurance proceeds received by Landlord and available for restoration of the Premises, Landlord may elect to either repair or restore the Premises or to terminate this Lease upon giving notice of such election in writing to Tenant within thirty days after the occurrence of the event causing the damage; provided that if Landlord elects to terminate this Lease, Tenant may, within thirty days after receiving Landlord’s notice to terminate, elect to pay to Landlord at the time Tenant notifies Landlord of such election the difference between the amount of insurance proceeds and the cost of repair and restoration, in which case Landlord shall repair and restore the Premises as aforesaid and shall provide Tenant with satisfactory evidence that all sums contributed by Tenant as provided in this Section have been expended by Landlord in paying the cost of such repair and restoration; provided further that if Tenant does not give Landlord notice of such election, this Lease shall terminate upon the expiration and said thirty-day period. If Landlord is required or elects to rebuild as herein provided, Landlord shall rebuild with due diligence and in any event within 270 days after the casualty (subject to causes of the type set forth in Section 4 and delays in the adjustment of insurance) only that part of the Premises originally provided by Landlord at its expense pursuant hereto, and Landlord shall have no responsibility to rebuild or restore any portion of the Premises constructed by Tenant at its expense. If the casualty or the repairing or rebuilding shall render the Premises untenantable in whole or in part, a proportionate abatement of the Minimum Rent shall be allowed from the date when the damage occurred until the date when the Premises have been restored by Landlord, said proportion to be computed on the basis of the relation which the square foot leasable area of the portion of the Premises rendered untenantable and not occupied by Tenant bears to the aggregate square foot leasable area of the Premises.

Destruction of Shopping Center:	In the event that fifty percent (50%) or more of the Leasable Space of the buildings in the Shopping Center of which the Premises are a part shall be damaged or destroyed by fire or other cause, notwithstanding that the Premises may be unaffected by such fire or other cause, Landlord may terminate this Lease and the tenancy hereby created by giving to Tenant thirty days’ prior written notice of Landlord’s election to terminate, which notice shall be given, if at all, within the sixty (60) days following the date of said occurrence.
SECTON 15 Assignment, Subletting and Encumbrance

Assignment and Subletting:	Tenant has the right to assign this Lease or any interest therein to any affiliate of Dover Saddlery, Inc. without the necessity of obtaining written consent of the Landlord. Tenant shall not assign this Lease to any interest therein, whether voluntarily, involuntarily or by operation of law, or sublet the Premises or any portion thereof, without the prior written consent of Landlord, which consent may be granted or withheld in the sole discretion of Landlord, and no permitted assignment or subletting shall relieve Tenant of Tenant’s covenants and agreements hereunder. The consent of Landlord to any one assignment pursuant hereto shall not be deemed to be a waiver of the provisions of this Section with respect to any subsequent assignments or subleases. Each such permitted sublease shall expressly be made subject to the provisions of this Lease. If Tenant assigns any of its rights and interests under this Lease, the assignee under such assignment shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord at the time of such assignment. No assignment or sublease shall impose any obligations on Landlord or otherwise affect any of the rights of Landlord under this Lease nor shall it affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full effect as obligations of a principal and not as obligations of a guarantor or surety to the same extent as though no assignment of subletting had been made. In the event Tenant shall assign this Lease or sublease the Premises for rent or other consideration in excess of the rent payable hereunder, Landlord shall receive all such excess rent or other consideration as additional rent hereunder. The assignee or sublessee shall be required to make all payments due to Landlord and Landlord shall thereafter, in a prompt manner, remit to Tenant any amounts that may be due Tenant. Tenant shall, concurrently with the execution and delivery of any such permitted assignment or sublease, deliver a duplicate original thereof to Landlord. A change in the beneficial or record ownership of any class of capital stock of Tenant, a transfer of partnership interests of the beneficial interest in Tenant and a sale of substantially all of the merchandise on the Premises to one purchaser shall be treated as and deemed to be an event of assignment of this Lease within the foregoing provisions of this Section, if the effect of same shall be to result in a change in management or control of Tenant which shall be subject to the terms hereof. The Tenant shall pay Landlord a minimum administrative fee of Five Hundred and No/100 Dollars ($500.00) plus reasonable attorney’s fees for each proposed sublease or assignment of this Lease. Upon any sublease or assignment by Tenant or its successor(s) which is not approved by Landlord, the Landlord shall have the right to unilaterally terminate this Lease.

Criteria for Assignment and Subletting:	The Landlord has retained the prior right of consent to proposed assignment or sublease for several substantial business and equity reasons which were considerations for this Lease, including, without limitation, the fact that the success and continuation thereof of the Shopping Center is directly related to the use and operation of each particular store in the concept of the overall and integrated merchandising scheme of the Shopping Center, the obligations of Landlord owed to mortgagees, major tenants, other nearby shopping centers and the public; the direct economic benefits to be derived to Landlord in the form of Percentage Rent based upon Gross Sales; and the reputation and expertise of Tenant. In evaluating and determining whether or not to consent to a requested assignment or sublease of the Premises by Tenant, Landlord must be satisfied in its sole reasonable determination that the criteria elements set forth above must continue to be satisfied and the Landlord must receive adequate assurance of (i) the financial condition and stability of the proposed assignee, sublessee or subtenant (“assignee”); (ii) the reputation and expertise of the assignee; (iii) the ability and likelihood of payment by assignee of all rents and other amounts due hereunder; (iv) assignee’s ability including the expectation of Percentage Rate in amounts no less than that previously received from Tenant and expected to be received in the future based upon increased reasonable sales projection, and such other assurances as Landlord requires.

Encumbrance:	Neither this Lease nor the Term shall be mortgaged, pledged or encumbered by Tenant, nor shall Tenant mortgage, pledge or encumber the interest of Tenant in and to any sublease of the Premises or the rental payable thereunder, without the prior written consent of Landlord, which consent may be granted or withheld in the sole discretion of Landlord, and Tenant shall not allow or permit any transfer of this Lease or any interest hereunder by operation of law. Any such mortgage, pledge, encumbrance, sublease, assignment or transfer made in violation of this Section shall be void.
SECTION 16 Default

Events of Default:	Any of the following occurrences or acts shall constitute an event of default under this Lease:

(a) If Tenant, at any time during Term, shall (i) fail to make any payment of rent, additional rent or other sum herein required to be paid by Tenant for a period of five (5) days after delivery by Landlord of written notice to Tenant that any such payment has become due; or (ii) fail to pay rent, additional rent or other sums herein required to be paid by Tenant when due on two or more occasions during any twelve-month period; or (iii) fail to cure, immediately after notice from Landlord, any hazardous condition which Tenant has created or suffered in violation of law or this Lease; or (iv) fail to observe or perform any of the covenants in respect to assignment, subletting and encumbrance set forth in Section 15; or (v) fail to remove any liens attached to the Premises for a period of ten (10) days after notice by Landlord; or (vi) fail to observe or perform any other provision hereof for thirty days after Landlord shall have delivered to Tenant written notice of such failure provided that in the case of any default referred to in this clause (vi) which cannot be cured by the payment of money and cannot with diligence be cured within such thirty-day period, if Tenant shall commence, to cure the same within such thirty-day period and thereafter shall prosecute the curing of same with diligence and continuity, then the time within which such failure may be cured shall be extended for such period not to exceed sixty days as may be necessary to complete the curing of the same with diligence and continuity; or

(b) to the full extent permissible under the Bankruptcy Reform Act of 1978, or any successor thereto, (i) if Tenant or any Guarantor shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any present or future federal or state bankruptcy law or under any similar federal or state law, or shall to be adjudicated a bankrupt or insolvent or shall make an assignment for the benefit of its creditors or shall admit in writing its inability to pay its debts generally as thy become due, or if a petition or answer proposing the adjudication of Tenant or any Guarantor as a bankrupt or its reorganization under any present or future federal or state bankruptcy law or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within thirty days after the filing thereof; or (ii) if a receiver, trustee or liquidator of Tenant or any Guarantor of all or substantially all of the assets of Tenant or any Guarantor of the Premises or any portion thereof shall be appointed in any proceeding brought by or against Tenant or any Guarantor and shall not be discharged within thirty days after such appointment, or if Tenant or any Guarantor shall consent to or acquiesce in such appointment; or

(c) if the Tenant, without prior notice and Landlord’s consent, transfers a substantial part of Tenant’s furnishings, fixtures, merchandise, equipment, operations, business or personnel from Premises, or is in the process of so transferring, the Tenant shall be deemed to have abandoned the Premises, or to be in the process of abandoning the Premises, and in either case, in addition to all remedies under this Section 16, Landlord shall have the right to take any lawful action to preserve its security, including, but not limited to, the implementation of the remedies set forth in Sections 11 and 16 of this Lease immediately and without notice; or

(d) if Tenant fails to carry on its business at the Premises for a period of five consecutive business days; or

(e) if Tenant fails to take possession of the Premises within ten (10) days after possession is tendered by Landlord, or fails to submit plans or other information regarding the Tenant improvements for Landlord’s approval or to commence and complete construction of the Tenant Improvements to be constructed by Tenant when and as required by the provisions of this Lease and open its business therein promptly upon such completion.

Right to Terminate:	If an event of default shall have occurred, or with the passage of time or the giving of notice would have occurred, Landlord shall have the right at its election, then or at any time thereafter, to give Tenant written notice of Landlord’s election to terminate this Lease on a date specified in such notice. Upon the giving of such notice, this Lease and estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date hereinbefore fixed for the expiration of the Term, and all rights of the Tenant hereunder shall expire and terminate, but Tenant shall remain liable as hereinafter provided. In the event the Tenant files any bankruptcy proceeding, or any bankruptcy proceeding is filed against the Tenant under the laws of the United States, the Tenant shall elect (and shall make every reasonable effort to cause the Trustee to elect) within ten days of the entry of the Order of Relief whether to accept or reject the terms of this Lease and perform the same.

Right of Re-Entry:	If any event of default shall have occurred, or with the passage of time or the giving of notice would have occurred, Landlord shall have the immediate right, whether or not this Lease shall have been terminated pursuant to this Section 16, to re-enter and repossess the Premises or any part thereof by force, summary proceedings, ejectment or otherwise with the right to remove all persons and property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. No such re-entry or taking of possession of the Premises by Landlord shall be construed as an election of Landlord’s part to terminate this Lease unless a written notice of such election be given to Tenant pursuant to this Section 16 or unless the termination of this Lease be decreed by a court of competent jurisdiction.

Right to Relet:	At any time or from time to time after the repossession of the Premises or any part thereof pursuant to this Section 16, whether or not this Lease shall have been terminated pursuant to this Section 16, Landlord may (but shall be under to obligation to) relet the Premises or any other part thereof for the account of Tenant, in the name of Tenant or landlord or otherwise, without notice to Tenant, for such term or terms (which may be greater or less than the which period would otherwise have constituted the balance of the Term) and on such conditions (which may include concessions or free rent) and for uses as Landlord, in its absolute discretion, and determine, and Landlord may collect and receive any rents payable by reason of such reletting. Landlord shall not be responsible or liable for any failure to collect any rent due upon such reletting.

Tenant to Remain Liable:	No expiration or termination of this Lease pursuant to this Section 16, by operation of law or otherwise, and no repossession of the Premises or any part thereof pursuant to this Section 16 or otherwise, and no reletting of the Premises or any part thereof pursuant to or any part thereof pursuant to this Section 16, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, repossession or reletting.

Current Damages:	In the event of any expiration or termination of this Lease or repossession of the Premises or any part thereof by reason of the occurrence of an event of default, Tenant will pay to Landlord the rent, additional rent and other sums required to be paid by the Tenant for the period to and including the date of such expiration, termination or repossession, and, thereafter until the end of what would have been the Term in the absence of such expiration, termination or repossession, and whether or not the Premises or any part thereof shall have been relet, Tenant shall be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages the rent, additional rent and other sums which would be payable under this Lease by Tenant in the absence of such expiration, termination or repossession, less the net proceeds, if any, of any reletting effected for the account of Tenant pursuant to this Section 16, after deducting from such proceeds all of Landlord’s expenses reasonably incurred in connection with such reletting (including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorney’s fees, employee expenses, alteration costs and expenses of preparation for such reletting). Tenant will pay such current damages on the days on which rent would have been payable under this Lease in the absence of such expiration, termination or repossession, and Landlord shall be entitled to recover the same from Tenant on each such day.

Final Damages:	At any time after any such expiration or termination of this Lease or repossession of the Premises or any part thereof by reason of the occurrence of an event of default, whether or not Landlord shall have collected ant current damages pursuant to this Section 16, Landlord shall be entitled to recover from Tenant, and Tenant will pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), a lump sum payment equal to the excess, if any, of (a) the rent, additional rent and other sums which would be payable under this Lease from the date of such demand (or, if it be earlier, the date to which Tenant shall have satisfied in full its obligations under this Section 16 to pay current damages) for what would be the then unexpired Term in the absence of such expiration, termination or repossession, discounted to present worth at an assumed interest rate of 5% per annum, compounded annually over (b) the then net rental value of the Premises discounted to present worth at an assumed interest rate of 5% per annum, compounded annually for the same period. Rental value shall be established by reference to the terms and conditions upon which Landlord relets the Premises if such reletting is accomplished within a reasonable period of time after such expiration, termination or repossession, and otherwise established on the basis of Landlord’s estimated and assumptions of fact regarding market and other relevant circumstances, which shall govern unless shown to be erroneous by a court of competent jurisdiction. If any statute or rule of law shall validly limit the amount of such liquidated final damages to less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such statute or rule of law.

Event of Bankruptcy Defined:	An “Event of Bankruptcy” means filing of a voluntary petition by Tenant, or the entry of an order for relief against Tenant, under Chapter 7, 11, or 13 of the Bankruptcy Code (or the conversion to Chapter 11 or 13 proceeding of a proceeding that is filed by or against Tenant under any other chapter of the Bankruptcy Code). The parties hereto agree that the following provisions of this section are and shall be deemed to be commercially reasonable.

Assumption of Lease:	If an Event of Bankruptcy occurs, the trustee of Tenant’s bankruptcy estate, or Tenant as debtor-in-possession, may assume the Lease, and may subsequently assign the Lease, only if it:
(i) files a timely motion to assume in the appropriate court; (ii) cures all monetary defaults within 10 days of date of assumption and nonmonetary defaults within 60 days; (iii) compensates Landlord for all pecuniary losses as a result of the default of Tenant, trustee or debtor-in-possession; (iv) provides Landlord with Adequate Assurance of Future Performance as defined herein within 60 days after the date of the filing of the voluntary petition, the entry of the order for relief or the date of conversion (or such additional time as a court of competent jurisdiction may grant, for cause, upon a motion made within the original 60-day period); and (v) delivers to Landlord a written statement that the conditions described herein have been satisfied.

Adequate Assurance:	(a) For purposes only of Assumption of Lease above and in addition to any other requirements under the bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance” means at least entering an order segregating sufficient cash to pay Landlord as described above, and granting Landlord a valid first lien and security interest in a form acceptable to Landlord, in Tenant’s property or bankruptcy estate in order to secure the trustee’s or debtor-in-possession’s obligations to cure defaults as described herein.

(b) Adequate Assurance of Future Performance – For purposes only of Assumption of the Lease provisions above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance of Future Performance” means at least: (i) the trustee or debtor-in-possession depositing with Landlord, as security for the timely payment of rent and other monetary obligations, an amount equal to the amount of two (2) months’ Minimum Rent and one-sixth (1/6) of Tenant’s annual obligation under the Lease for the immediately proceeding twelve (12) months for Common Area Maintenance costs, Real Estate Tax payments, insurance costs, promotional funds and similar charges; (ii) the trustee or the debtor-in-possession providing adequate assurance of the source of the rent and other consideration due under the Lease; (iii) the trustee or the debtor-in-possession providing adequate assurance that the Percentage Rent due under the Lease will not decline substantially; and (iv) Tenant’s bankrupt estate and the trustee or debtor-in-possession providing adequate assurance that the bankrupt estate (and any successor after the conclusion of the Tenant’s bankruptcy proceedings) will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the bankruptcy estate (and any successor after the conclusion of Tenant’s bankruptcy proceedings) will have sufficient funds to fulfill tenant’s obligations under the Lease and to keep the Premises stocked with Merchandise and properly staffed with sufficient employees to conduct a fully-operational, actively promoted business on the Premises, and as set forth in the Lease.

Assignment of Lease after Event of Bankruptcy:	(a) General – If the trustee or the debtor-in-possession assumes the Lease under Assumption of Lease above and applicable bankruptcy law, it may assign its interest in this Lease only if the proposed assignee first provides Landlord with Adequate Assurance of Future Performance of Assignee (see subparagraph (b) below) of all of Tenant’s obligations under the Lease and if Landlord determines, in the exercise of its reasonable business judgment, that the assignment of the Lease will not (i) breach any other lease, mortgage, financing agreement, or other agreement relating to the Shopping Center by which Landlord is bound (and Landlord is not required to obtain consents or waivers from any third party required under any lease, mortgage, financing agreement, or other agreement by which Landlord is bound); or (ii) disrupt the tenant mix of the Shopping Center or any other attempt by Landlord to provide a specific variety of retail stores therein that, in landlord’s reasonable business judgment, would be most beneficial to all of the tenants of the Shopping Center and would enhance its image, reputation, and profitability.

(b) Adequate Assurance of Future Performance of Assignee – For purposes only of subparagraph (a) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance of Future Performance of Assignee” means at least the satisfaction of the following conditions: (i) the proposed assignee submitting a current financial statement, audited by a certified public accountant, that shows a net worth and working capital in amounts determined in the reasonable business judgment of Landlord to be sufficient to assure the future performance by the assignee of Tenant’s obligation under the Lease; (ii) if requested by Landlord in the exercise of its reasonable business judgment, the proposed assignee obtaining a guarantee (in form and substance satisfactory to Landlord) from one or more persons who satisfy Landlord’s standards of credit worthiest; and (iii) the proposed assignee submitting written evidence, satisfactory to Landlord in the exercise of its reasonable business judgment, of substantial retailing experience in shopping centers of comparable size to the Shopping Center and in the sale of merchandise and services permitted under the Lease.

Rights Cumulative Non-Waiver:	No right or remedy herein conferred upon or reserved to Landlord or Tenant is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now and hereafter existing at law or in equity or by statute. The failure of Landlord or Tenant to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or relinquishment thereof for the future. The receipt by Landlord of any rent, additional rent or any other sum payable hereunder with knowledge of the breach of any covenant or agreement contained in this Lease shall not be deemed a waiver of such breach, and no waiver of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord or Tenant. In addition to other remedies provided in this Lease, Landlord or Tenant shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of this Lease, or to any other remedy allowed to Landlord or Tenant at law or in equity.

Legal Expenses:	In the event Tenant shall be in default in the performance of any of its obligations under this Lease, or with the passage of time or the giving of notice would be in default, and an action shall be brought for the enforcement thereof in which it shall be finally and with no further appeal determined that Tenant was in default, the Tenant shall pay to Landlord all attorney’s fees and litigation expense incurred or paid by Landlord in connection therewith. In the event Landlord shall, without fault on its part, be made a party to any litigation commenced against tenant, if Tenant, at its expense, shall fail to provide Landlord with counsel approved by Landlord, tenant shall pay as additional rent all costs and attorney’s fees incurred or paid by Landlord in connection with such litigation or proposed litigation.

Landlord’s Right to Cure:	Landlord may, but shall not be obligated to, cure any default by Tenant after complying with the notice provisions herein set forth (but such notice provisions shall not apply in the case of an emergency), and whenever Landlord so elects, all costs and expenses paid or incurred by Landlord in curing such default, including without limitation reasonable attorney’s fees, shall be considered as additional rent due on demand with interest as provided in Section 3.

Default by Landlord:	Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event earlier than thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default and Tenant’s remedies shall be limited to actual damages and in no event shall Landlord ever have any liability or responsibility whatever for any consequential or indirect damages, whether proximately or remotely related to a default by Landlord. The Landlord shall be liable for the performance of its obligations hereunder only to the extent of Landlord’s equity in the Premises and the respective owner or partners of Landlord, their heirs, personal representatives, successors and assigns, shall not be personally liable.

Landlord’s default shall be waived by Tenant if Tenant fails to provide Landlord with written notice of such default within fifteen (15) days of such failure by Landlord to perform any obligations required of Landlord within this Lease.

Mitigation of Damages:	(a) Commercially Reasonable Efforts. Both Landlord and Tenant shall each use commercially reasonable efforts to mitigate any damages resulting from a default of the other party under this Lease.

(b) Criteria for Substitute Tenant. Landlord’s obligation to mitigate damages after a default by Tenant under this Lease that results in Landlord regaining possession of all or part of the Premises shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria: (i) Landlord shall have no obligation to entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to re-let the Premises free of any claim of Tenant; (ii) Landlord shall not be obligated to offer the Premises to any prospective tenant when other premises in the Shopping Center suitable for that prospective tenant’s use are currently available, or will be available within the next six months; (iii) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rental less than the current fair market rental then prevailing for similar retail space in comparable shopping centers in the same market area as the Shopping Center; (iv) Landlord shall not be obligated to enter into a new lease under terms and conditions that are unacceptable to Landlord under the Landlord’s then current leasing policies for comparable space in the Shopping Center; (v) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant that does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first-class manner; (vi) Landlord shall not be required to expend any amount of money to specially advertise, alter, remodel, or otherwise make the Premises suitable for use by a Substitute Tenant unless Tenant pays any such sum to Landlord in advance of such actions (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled to as a result of Tenant’s default under this Lease); or Landlord, in Landlord’s sole discretion, determines that any such expenditure is financially justified in connection with entering into any lease with such Substitute Tenant; (vii) Landlord shall not be obligated to enter into a lease with any Substitute Tenant whose use would: (a) disrupt the tenant mix or balance of the Shopping Center; (b) violate any restriction, covenant or requirement contained in the lease of another tenant of the Shopping Center; (c) adversely affect the reputation of the Shopping Center; or (d) be incompatible with the operation of the Shopping Center as a first-class shopping center.

(c) Mitigation Obligation Deemed Satisfied. Upon compliance with the above criteria regarding the reletting of the Premises after a default by Tenant, Landlord shall be deemed to have fully satisfied Landlord’s obligation to mitigate damages under this Lease and under any law or judicial ruling in effect on the date of this Lease or at the time of Tenant’s default; and Tenant waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this lease, any defense, counterclaim, or rights of setoff or recoupment respecting the mitigation of damages by Landlord, unless and to the extent Landlord maliciously or in bad faith fails to act in accordance with the requirements of this clause.

(d) Tenant’s Mitigation Responsibility. Tenant’s rights to seek damages from Landlord as a result of a default by Landlord, if allowed under this Lease, shall be conditioned on Tenant taking all actions reasonably required, under the circumstances, to minimize any loss or damage to Tenant’s property or business, or to any of Tenant’s officers, employees, agents, invitees, or other third parties that may be caused by any such default of Landlord.
SECTION 17 Estoppel Certificates, Subordination, Mortgagee Protection

Estoppel Certificate:	Within ten (10) days after request therefor by Landlord, Tenant agrees to execute and deliver a certificate in the form presented by Landlord to any proposed mortgagee or purchaser of the Premises, or to Landlord, certifying (if such be the case) to matters requested by Landlord including without limitation the following: (a) that Tenant is in full and complete possession of the Premises, such possession having been delivered by Landlord or its predecessor and accepted by Tenant; (b) that any improvements required to be furnished by Landlord by the terms of this Lese have been completed in all respects to the satisfaction of the Tenant; (c) that this Lease is in full force and effect and has not been amended, modified, supplemented or superseded except as specifically noted; (d) that there is no existing default on the part of Landlord in the performance of any covenant, agreement or condition contained in this Lease to be performed by Landlord; (e) that the Tenant does not have any actual or pending claim against the Landlord; (f) that no rents or other charges have been prepaid by Tenant; and (g) that the addressee of said certificate may rely on the representations therein made; and certifying as to the dates of commencement and termination of the Term, the date on which rents commenced to accrue under this Lease, and the date through which rents and other charges hereunder have been paid. Failure of Tenant to execute and deliver the requested certificate shall constitute an event of default and Tenant agrees to pay to Landlord as liquidated damages (and in addition to all remedies available to Landlord under this Lease, at law or in equity) $500.00 per day for each day Tenant fails to so deliver such certificate to Landlord after the expiration of the ten (10) day limit. Further, if Tenant fails to execute any such certificate within said ten (10) day period, Tenant hereby irrevocably appoints Landlord as its attorney-in-fact, to execute such instrument in Tenant’s name.

Subordination/ Superiority	The rights and interests of Tenant under this Lease shall be subject and subordinate to any mortgage, trust deed or deed of trust that is or hereafter may be placed upon the Shopping Center, or any part thereof containing the Premises and to any and all advances to be made thereunder and to the interest thereon and all renewals, amendments, modifications, replacements and extensions thereof, if the mortgagee or trustee or secured party named in such mortgage, trust deed or deed of trust shall elect to subject and subordinate the rights and interests of Tenant under this Lease to the lien of its mortgage, trust deed or deed of trust and shall agree by instrument in writing to recognize this Lease in the event of foreclosure, if and so long as Tenant is not in default hereunder. Any mortgagee or trustee of the Shopping Center or any part thereof containing the Premises may elect to give certain rights and interests of Tenant under this Lease priority over the lien of its mortgage, trust deed or deed of trust. In the event of either such election and upon notification by such mortgagee or trustee of that effect, the rights and interests of Tenant under this Lease shall be deemed to be subordinate to or to have priority over, as the case may be, the lien of said mortgage, trust deed, or deed of trust whether this Lease is dated prior to or subsequent to the date of said mortgage or trust deed. Tenant shall, within ten (10) days following the request of Landlord or such secured party, execute and deliver whatever instruments may be required for such purpose. Failure of Tenant to execute and deliver such instruments shall constitute an event of default and Tenant agrees to pay to Landlord as liquidated damages (and in addition to all remedies available to Landlord under this Lease, at law or in equity) $500.00 per day for each day Tenant fails to so deliver such instruments to Landlord after the expiration of the ten (10) day limit. Further, if Tenant fails to execute any such instruments within said ten (10) day period, Tenant hereby irrevocably appoints Landlord as its attorney-in-fact, to execute such instruments in Tenant’s name.

Mortgagee Protection:	Tenant agrees to give any mortgagee or trustee of trust deed or deed of trust (“Mortgagee”) of the Shopping Center, by registered or certified mail, given at the same time Tenant gives notice to Landlord, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an Assignment of Rents and Leases, or otherwise) of the address of such Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the Mortgagee shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such Mortgagee has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default, including without litigation commencement of foreclosure proceedings if necessary to effect such a cure). Tenant shall have no right to, and shall not, terminate this Lease on account of Landlord’s default and Tenant’s remedies shall be as set forth in Section 16. Should any prospective mortgagee require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way substantially change the rights and obligations of Tenant hereunder, then, and in such event, Tenant agrees that this Lease may be so modified and agrees to promptly execute whatever documents are required therefor and failure to do so shall constitute an event of default.
SECTION 18 Surrender and Holdover

Surrender:	Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Premises to Landlord broom-clean and otherwise in the condition in which the Premises are required to be maintained by the terms of this Lease. Tenant shall surrender all keys for the Premises to Landlord at the place then fixed for the payment of rent and shall inform Landlord of all combinations on locks, safes, and vaults, if any, in the Premises. Tenant shall, at its expense, remove from the Premises on or prior to such expiration or earlier termination all furnishings, fixtures and equipment situated thereon (including all exterior and interior signs) which are not the property of Landlord as provided in Section 11, and Tenant shall, at its expense, on or prior to such expiration or earlier termination, repair any damage caused by such removal. Any property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Premises and disposed of, but the cost of any such removal and disposition and the cost of repairing any damage caused by such removal shall be borne by Tenant.

Holdover:	Should the Tenant or any party claiming under Tenant hold over in possession at the expiration of the Term, such holding over shall not be deemed to extend the Term or renew this Lease, and such holding over shall be an unlawful detainer and tenant or such parties shall be subject to immediate eviction and removal. Tenant shall pay upon demand to Landlord during any period while Tenant shall hold the Premises after expiration of the term, as liquidated damages, a sum equal to double the highest monthly rate of Minimum Rent in effect during the term or any extension thereof, plus double the Percentage Rent (at the rate to be determined as set forth in Section 3 hereof), and Tenant shall also pay all damages, consequential as well as direct, sustained by Landlord by reason of such holding over.
SECTION 19 Security Deposit

Security Deposit:	The Security Deposit, if any, specified in Section 1 shall be held by Landlord as security for the full and faithful performance by Tenant of each and every term, covenant and condition of this Lease on the part of Tenant to be observed and performed, and Landlord shall have no liability to pay interest thereon unless required by law nor shall Landlord be required to keep the Security Deposit separate from its general funds. Landlord’s obligations with respect to the Security Deposit are those of a debtor and not a trustee. If any rent or additional rent herein reserved or any other sums payable by Tenant hereunder shall be overdue and unpaid or should Landlord make payments on behalf of Tenant, or should Tenant fail to perform any of the terms of this Lease, then Landlord may, at its option, and without prejudice to any other remedy which Landlord may have on account thereof, apply the Security Deposit or so much thereof as may be necessary to compensate Landlord toward the payment of the rents or other sums due from Tenant, or towards any loss, damage or expense sustained by Landlord resulting from such default on the part of Tenant; and in such event Tenant shall forthwith upon demand restore the Security Deposit to its original amount, and the sum required to so restore the Security Deposit shall be additional rent hereunder. In the event Tenant shall have fully and faithfully complied with all of the terms, covenants and conditions of this Lease, the Security Deposit shall be returned in full to Tenant within thirty days following the end of the Term or earlier termination of this Lease. In the event that any bankruptcy, insolvency, reorganization or other creditor-debtor proceedings shall be instituted by or against Tenant or its successors or assigns, Landlord may apply the Security Deposit first to the payment of any rent, additional rent and other amounts due Landlord hereunder, and the balance, if any, of the Security Deposit may be retained by Landlord in partial liquidation of Landlord’s damages. Landlord may deliver the Security Deposit to the purchaser of Landlord’s interest in the Premises, in the event that such interest is sold, and Landlord shall thereupon be discharged from any further liability with respect to the Security Deposit. Any interest earned on the Security Deposit shall belong to Landlord.
SECTION 20 Promotion Fund and Advertising

Promotion Funds:	Tenant shall become and remain during the Term of this Lease, a member in good standing in a Promotion Fund now or hereafter established by the Landlord for the purpose of advertising, public relations, sales promotions, and other activities promoting the Shopping Center. Tenant will contribute each month towards the Promotional Fund, a sum in the amount specified in Section 1. Tenant agrees to pay the Promotional Fund contribution in advance on the first day of each month. The charge shall increase/decrease annually effective the first January of each year following the first full year of operation by a percentage equal to the percentage change in the U.S. Department of Labor Consumer Price Index for all urban consumers. Such increase/decrease may be waived in whole or in part at the discretion of Landlord.

Tenant agrees to pay to the Promotional Fund as an Initial Assessment, in addition to the foregoing charge, a sum in the amount specified in Section 1, for the promotional expense incurred in connection with the opening and/or ongoing marketing effort of the Shopping Center, and its store. Said sum shall be paid within thirty (30) days after a statement is rendered by Landlord. Tenant shall pay such Initial Assessment regardless of whether Tenant opens on the opening date of the Shopping Center or on a subsequent date. Landlord will contribute to the Fund an amount equal to 25% of the total of Tenant’s cash contribution as collected.

Landlord shall have the exclusive right to hire a promotional director, secretary and other personnel, which, in Landlord’s sole judgment, are required to carry out the purposes of the Promotional Fund. All such personnel shall be under the exclusive control and supervision of Landlord, who shall have the sole authority to employ and discharge such personnel. The Promotional Fund shall reimburse Landlord for all expenses incurred by it on behalf of the promotional programs of the Shopping Center, including any salary and all reasonable expenses incurred by the promotional director and other promotional personnel. Financial and operating statements of the Promotional Fund shall be made available for Tenant’s review upon written request. A violation of the provisions in this Section 20 (including non-payment of dues) shall constitute and event of default of this Lease.

Advertising:	Unless required by law, Tenant shall not change its Trade Name/Trade Style without the written permission of Landlord, which Landlord shall not unreasonably withhold or delay. Tenant, in all advertising, shall identify that the Premises are located in the Shopping Center by specifically setting forth the name of the Shopping Center in all written and oral advertising engaged in by Tenant concerning the Premises.

Solicitation of Business:	Tenant and Tenant’s employees and agents shall not solicit business in the Common Areas, nor shall Tenant place any handbills or other advertising matter in or on automobiles parked in the parking area or in the Common Areas.

SECTION 21 – General Provisions

Successors:	Subject to Section 15, all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

No Option:	The submission of this Lease for examination does not constitute an offer to enter into a lease, and this Lease shall become effective only upon execution and delivery hereof by Landlord and Tenant.

No Joint Venture:	The relationship of the parties is that of Landlord and Tenant only, and nothing in this Lease shall be construed as creating a partnership, joint venture, principal-agent or any other relationship. Except as expressly otherwise provided herein, neither party shall have any right or power to create any expense or liability chargeable to the other party.

Broker:	Tenant represents and warrants to Landlord that Tenant has not dealt with any broker or finder entitled to any commission, fee or other compensation by reason of the execution of this Lease except the Broker, if any, specified in Section 1, and Tenant agrees to indemnify and hold Landlord harmless from any charge, liability or expense (including attorney’s fees) Landlord may suffer, sustain or incur in respect to any claim for a commission, fee or other compensation by a broker or finder claiming by, through or under Tenant, other than Broker. Landlord will satisfy any obligation to Broker in respect to this Lease.

Financial and Other Information:	At the request of Landlord, Tenant shall, not later than ninety (90) days following the close of each fiscal year of Tenant during the Term, furnish to Landlord a balance sheet of Tenant as of the end of such fiscal year and a statement of income and expense for the fiscal year then ended together with an opinion of an Independent certified public accountant of recognized standing to the effect that said financial statements have been prepared in conformity with generally accepted accounting principles consistently applied and fairly present the financial condition and results of operations of Tenant as of and for the periods covered.

Tenant warrants that financial and other information provided and to be provided by Tenant to landlord (and which will be relied upon by Landlord) relating to this Lease does not and will not contain any statement which at the time and in the light of circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact (which is known, or should have been known) necessary in order to make any statement contained therein not false or misleading in any material respect.

Headings and Captions:	The headings and captions contained in this Lease are inserted for convenience of reference only, and are not to be deemed part of or to be used in construing this Lease.

Use of Pronoun, Joint and Several Liability:	The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Tenant and to either corporations, associations, partnerships, or individuals, males or females, shall in all instances be assured as though in each case fully expressed. If there be more than one Tenant, the liability of all such parties for compliance with and performances of the terms and covenants of this Lease shall be joint and several.

Partial Invalidity	If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

Survival:	Any provision of this Lease which obligates the Landlord or the Tenant to pay an amount or perform an obligation before the commencement of the Term or after the expiration of the Term shall be binding and enforceable notwithstanding that payment or performance is not within the Term, and the same shall survive.

Definition of Landlord, Exculpation:	The term Landlord as used in this Lease, so far as the covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Premises at the time in question. In event of any transfer or transfers of title thereto, Landlord named herein (and in case of any subsequent transfer or conveyance, the then grantor) shall be automatically relieved from the performance of any covenants or obligations of Landlord accruing after said transfer date. It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that all of the representations, warranties, covenants, undertakings and agreements herein made on the part of Landlord while in form purporting to be the representations, warranties, undertakings and agreements of Landlord are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord’s interest in the Premises to the terms of this Lease and for no other purpose whatsoever, and that in the case of default hereunder by Landlord, the Tenant shall look solely to the interest of Landlord in the Premises for satisfaction of any obligation of Landlord to Tenant.

Time of Essence:	Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

Accord and Satisfaction:	No payment by Tenant or receipt by Landlord of a lesser amount than the rent or other amounts herein stipulated shall be deemed to be other than on account of the stipulated rent and amounts due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment thereof be deemed an accord and satisfaction, and Landlord may accept such check of payment without prejudice to Landlord’s right to recover the balance of such amounts or pursue any other remedy provided in this Lease.

Waiver of Jury Trial:	Neither Landlord nor Tenant shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation based upon or arising out of the Lease, this instrument or any related instrument, any collateral of the dealings or the relationship between or among the parties, or any of them. No party will seek to consolidate any such action, in which a jury has been waived, with any other action in which a jury trial cannot or has not been waived. There are no exceptions whatsoever to this jury trial waiver. No party has in any way agreed with or represented to any other party that the provisions of this paragraph will not be fully enforced in all instances.

Notices:	All notices, demands, requests, consents, approvals and other instruments required or permitted to be given pursuant to the terms of this Lease shall be deemed sufficiently given or rendered if in writing and hand delivered, sent by registered or certified mail, postage prepaid, return receipt required, or deposited with a recognized overnight courier (such as United Parcel Service or Federal Express, e.g.), addressed to Tenant at Tenant’s address or Landlord at Landlord’s address, as the case may be, and any such notice shall be deemed to have been delivered on the date received, refused or returned for insufficient address. Landlord and Tenant shall each have the right from time to time to specify as its address for the purposes of this Lease any other addresses in the United States of America upon three days’ notice thereon, similarly given, to the other party.

Landlord’s Address: c/o Great Eastern Management Company, P.O. Box 5526, Charlottesville, VA 22905-5528 (Physical Address: 2619 Hydraulic Road, Charlottesville, VA 22901)

Tenant’s Address: Dover Saddlery Retail, Inc., 525 Great Road, Littleton, MA 01460
(Contact Name) Stephen Day (Telephone) 978-952-8062
I.R.S. Tax I.D. Number 20-4417762      Social Security Number N/A
Organizational ID from the Virginia State Corporation Commission: F166762

Registered Agent in the Commonwealth of Virginia: Name CT Corporation
Address: 4701 Cox Road, Suite 301, Glen Allen, VA 23060-6820      Telephone 804-217-7255

Rental Payment Address (if different from Landlord)

Change in Domicile:	Tenant and any Guarantor hereunder hereby acknowledge an affirmative duty to provide Landlord with written notice of a change in domicile thirty (30) days in advance of any such change. Change in domicile for this provision refers to the location requirements for UCC filings which shall be one of the following: i) for an entity created by a filing with a state, the entity’s location in that state; ii) for an entity not created by filing, the entity’s location is the place of its chief executive officer; or iii) for an individual, the person’s location is his/her principal residence. Failure of Tenant to provide this notice shall estop Tenant or any person or entity ascertaining claims on behalf of Tenant from raising the issue of location in any dispute concerning the priority of a UCC filing involving Tenant and Landlord.

Disclosure:	CB Richard Ellis, Charlottesville, LLC represents the Landlord in this transaction. The General Partner of the Landlord, Great Eastern Management Company (“Great Eastern”), is a licensed real estate brokerage firm. Mr. Everett S. Hopkins, Jr., an employee and officer of Great Eastern, holds an active real estate license. Mr. Hopkins and Mrs. Dotty N. Hopkins, who is also employed by Great Eastern and holds an active real estate license, are limited partners in a partnership which owns a limited partnership interest in Landlord.

Entire Agreement:	This Lease and the Exhibits, Riders, Addenda and Guaranty, if any, attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions, and understandings between Landlord and Tenant concerning the Premises, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between Landlord and Tenant concerning the Premises except those herein set forth, Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

Recordation:	Tenant shall not record this Lease without the written consent of Landlord.

Governing Law:	This Lease shall be construed and enforced in accordance with the laws of the state where the Premises are located.

Corporate Tenants:	In the event the Tenant hereunder is a corporation, the persons executing this Lease on behalf of the Tenant hereby covenant and warrant that: (i) the Tenant is a duly constituted corporation qualified to do business in the state in which the Shopping Center is located; (ii) all Tenant’s franchise and corporate taxes have been paid to date; (iii) all future forms, reports, fees and other documents necessary for Tenant to comply with applicable laws will be filed by Tenant when due and such persons are duly authorized by the governing body of such corporation to execute and deliver this Lease on behalf of the corporation.
     IN WITNESS WHEREOF, Landlord and Tenant have signed this Lease as of the day and year first written above.

LANDLORD: Sequel Investors Limited Partnership, a Virginia limited partnership

ATTEST/WITNESS:	By: Great Eastern Management Company, Agent

/s/ Kristin P. Peura	By:	/s/ E. Stephen Hopkins, Jr.
Title: Manager		Title: Vice President
Date: 8-3-07		Date: 8-3-07

TENANT: Dover Saddlery Retail, Inc., a Massachusetts corporation

	By:	/s/ Stephen L. Day
Title: President and CEO
Date: 8-3-07

EXHIBIT A
SHOPPING CENTER SITE PLAN

EXHIBIT A-1
THE PREMISES

EXHIBIT B
NOTICE
This manual has been developed to assist and guide Tenant in the completion of its store space in preparation for the commencement of business operations. The provisions of this manual incorporate and expand upon various provisions of the Lease between the Landlord and Tenant and Exhibit B and D thereto and is part of the Lease. Failure to comply with the provisions of this Manual shall be considered a breach of the Lease and shall entitle Landlord to proceed under the provisions of the Lease relating to Default by Tenant.

Developers/Owners
Great Eastern Management Company, Agent, P.O. Box 5526, Charlottesville, VA 22905-5526
Telephone (434) 296-4141      Fax (434) 293-5197
Architects/Design
Shank & Gray Architects, 510 E. Main Street, Charlottesville, V A 22901
Telephone (434) 295-013]      Fax (434) 295-0338
Architects/Inspection
Shank & Gray Architects, 510 E. Main Street, Charlottesville, V A 22901
Telephone (434) 295-013]      Fax (434) 295-0338
General Contractors & Approved Contractors for Tenant Improvements
Coleman-Adams Construction, Inc., Route 221 South, P.O. Box 368, Forest, VA 34551
Telephone (434) 525-4700
Great Eastern Management Company, Agent, P.O. Box 5526, Charlottesville, VA 22905-5526
E. Stephen Hopkins, Jr.      Telephone (434) 296-4141      Ext 37

Note:	The architects and contractors listed on this page are approved for the project. Tenants desiring to use another contractor or architect for interior construction must obtain prior written consent of the Landlord. We recommend Great Eastern Management Company for interior improvements as it will be doing the majority of the interior finishes and is familiar with the provisions of this Manual.
Leasing
Great Eastern Management Company, Agent, P.O. Box 5526, Charlottesville, VA 22905-5526
Andrew Boninti            Telephone (434) 974-7377
Milton Realty Service Company, Inc., P.O. Box 4207, 7806 Timberlake Road, Lynchburg, VA 24502
George Lupton            Telephone (434) 455-2306
Management
Great Eastern Management Company, Agent, P.O. Box 5526, Charlottesville, VA 22905-5526
E. Stephen Hopkins, Jr.      Telephone (434) 296-4141      Ext 37
Promotional Fund
Great Eastern Management Company, Agent, P.O. Box 5526, Charlottesville, VA 22905-5526
Kristin P. Peura      Telephone (434) 296-4141      Ext 36

1. Landlord’s Work. The Tenant accepts the Premises “as-is.” Upon Tenant’s written request, Landlord will reimburse Tenant $3,000.00 spent by Tenant for Tenant Finish Out Allowance for the Premises (“Allowance”). Tenant must provide original receipts from its contractor(s) or material supplier(s) in order to be reimbursed. Landlord will reimburse Tenant within twenty (20) days of receipt of Tenant’s request, which shall be made after possession of the Premises occurs. In the event this Lease is terminated for any reason prior to the end of the Term, Tenant shall promptly reimburse Landlord, as additional rent, one thirty-sixth (1/36) of the Allowance times the number of months remaining between the termination date and the end of the Term.
2.	Tenant’s Work

Subject to Landlord’s prior written approval as outlined herein, Tenant may, at its expense, construct within the Premises or furnish for the Premises:
a.	deviations from standard storefront provided by Landlord.

b.	ceiling material, other than that provided by Landlord.

c.	wall material, other than that provided by Landlord.

d.	paint and interior decoration of store space.

e.	additional partitions.

f.	enclosing of columns.

g.	installation of all floor covering (no asbestos containing material is permitted).

h.	the penetration and flashing of all roof openings, which work shall be performed by the Landlord’s contractor at Tenant’s expense.

i.	lighting fixtures, including lamps not provided by Landlord. Surface-mounted or suspended fluorescent lights are not permitted in sales area.

j.	all signs, including such marquee, canopy, door signs or other signs as may be required by Landlord and in accordance with criteria as set forth in this Manual.

k.	such fire extinguishers as required by Code and approved by the fire preventions official having jurisdiction.

l.	install backflow preventor if required by an local jurisdiction.
3.	Store Architects and Designers

Within ten (10) days after the date the Lease is fully executed by all parties, Tenant shall identify to Landlord the licensed architect or interior designer engaged by the Tenant to prepare its plans for the construction in the demised Premises by Tenant (herein “Tenant’s Work”).

4.	The Tenant and its contractor are responsible for compliance with all local, state and federal building code and all other applicable laws. It is strongly recommended that the Tenant’s architect, designer and /or contractor consult with local building officials.

5.	Contractor

Before entering into a contract for construction, Tenant must become familiar with the requirements of this Manual, all applicable local ordinances, the statewide building code, and all applicable federal regulations included but not limited to ADA, OSHA, and environmental requirements. Prior to commencement of construction, Tenant must notify Landlord of the identity of the contractor(s) engaged for construction in the Premises. Contractors employed by Tenant will not be permitted to start construction until all approvals required by this Manual are obtained and document submittals are complete. Contracts for construction are solely between Tenant and its contractor(s). The Landlord shall in no way be held liable for errors, omissions or performance by either Tenant or its contractor(s).

6.	Drawing Submission Requirements

The following deadlines apply to the submission of Tenant space design and construction drawings. The time sequence shall begin as of the date the Lease is fully executed by all parties.
a.	within 15 days — name, address, telephone number of the architect or interior designer.

b.	within 20 days — two (2) complete sets of preliminary plans outlining specifications with Tenant’s approval affixed.

c.	within 10 days of obtaining Landlord’s written approval of plans (as outlined in 6. b. above) — four (4) complete sets of working drawings and specifications; two (2) sets with Tenant’s approval affixed. If either preliminary drawings or working drawings are disapproved upon initial submission, Tenant shall resubmit the modified drawings and specifications within ten (10) days of each disapproval until drawings are approved. When submitted, working drawings and specifications shall include:
i.	detailed drawings and specifications of all work, including plumbing and electrical installations (which shall be connected by Tenant to utility systems furnished by Landlord).

ii.	complete detail of all parts which will affect the appearance of the Premises and its architectural, mechanical and electrical components.

iii.	reflected ceiling plan, if changed or different from that provided by Landlord.

iv.	all plans, sections and elevations drawn to appropriate scale.

v.	all dimensions, material, color, texture and specifications (color chips shall also be included).

vi.	a stamp by an architect that has been approved by Landlord.

vii.	NOTE: SUPERIMPOSED LOADS, EITHER PLACED UPON OR HUNG FROM THE ROOF STRUCTURE ARE NOT PERMITTED!
7. Additional Documentation Requirements
     Prior to commencement of construction, Tenant shall furnish to Landlord copies of the following documents:
     a. A certificate signed and sealed by an architect registered in the State of Virginia and approved by Landlord providing:
i.	that all Tenant’s Work shown on the final working plans and specifications is in conformance with all applicable laws and codes.

ii.	the total connected demand electrical load.

iii.	that nothing in the Tenant’s Work will adversely affect the structural integrity of the building.

iv.	that the HV AC design as provided by the Landlord or to be constructed by the Tenant is sufficient to effectively heat and cool the Premises considering all aspects of the space design and that the HV AC design does not develop a negative pressure within the Premises.

v.	that the design of the Tenant space has been completed in accordance with this Tenant Design Criteria Manual and the Lease.
b.	A performance bond and labor and material payment bond or such other surety as may be acceptable to Landlord naming the Tenant and Landlord as dual obligees. Said bond shall be in the form of A.I.A. Document A-311 (latest edition) or such other form as may be acceptable to Landlord and shall be in an amount equal to 100% of the value of Tenant’s Work .

c.	Workers compensation coverage in accordance with local requirements.

d.	Builder’s risk insurance in the amount of the estimated cost of Tenant’s improvements naming the Landlord as an additional insured party.

e.	Public liability insurance coverage naming the Landlord as an additional insured with minimum limits as set forth in the Lease.

f.	Plans and specifications approved by Landlord and all other agencies having jurisdiction.

g.	A building permit issued by the locality in which the construction is to occur and any other permits required by local authorities, which shall be obtained at Tenant’s expense.

h.	A business license for the contractor as required by the locality in which the construction is to occur and/or the State of Virginia.

i.	The Landlord will issue a letter to Tenant authorizing the commencement of construction within 10 days from receipt of all of the above.
8.	Tenant’s Construction Procedures
a.	Tenant will not commence construction until written authority has been obtained from Landlord.

b.	Storage of materials and/or equipment is to be confined within the walls of the Premises.

c.	All work shall be done in a first class and workmanlike manner, in accordance with all governing regulations and codes, and none of the same shall damage or weaken the building of which the Premises are a part.

d.	Tenant and Tenant’s contractor shall be responsible for removal of all trash, rubbish and surplus material as frequently as necessary to keep the Premises free of debris. It either fails to observe this requirement, Landlord may remove same and charge Tenant for the cost of removal.

e.	Tenant’s contractors must coordinate their work with that of the Landlord’s contractors and make certain that such work shall not interfere or conflict with Landlord’s contractors in completion of the overall development.

f.	Landlord’s general contractor shall have the right, but not the obligation, to establish reasonable rules and regulations governing Tenant and Tenant’s contractors during construction period in order to insure that construction proceeds in a safe and orderly manner and is in accordance with all governing rules and codes.

g.	In the event that Tenant’s Work is performed subsequent to the opening of any anchor tenant(s) within the Shopping Center, Tenant shall cause its contractors to:

i.	perform that portion of the construction which is noisy or may otherwise disturb in any way the operation of the Shopping Center or its tenants before 10:00 am or after 8:00 pm.

ii.	enclose the Premises so that the interior is not visible from the front of the Shopping Center.

iii.	receive delivery of all material through the rear of the Premises unless otherwise approved by Landlord.
h.	Tenant shall fully comply with all environmental laws and guidelines at all times, and assumes express liability therefore.
9.	Documents to be Submitted upon Completion Of Construction Prior to Occupancy and/or Commencement of Business.
a.	A certificate of occupancy issued by the locality in which the Premises is located.

b.	An architect’s affidavit that Tenant’s Work has been completed to Tenant’s satisfaction and in strict accordance with the working drawings and Tenant’s construction requirements.

c.	A General Contractor’s affidavit that it has fully completed Tenant’s Work in accordance with the working plans and that all subcontractors, laborers and materials for such work have been paid in full.

d.	A fully executed lease commencement agreement in the form provided by Landlord.
10.	Sign Criteria
a.	The content of all signs shall be limited to white (acrylite 048) letters designating the store name only and shall contain no advertising devices, slogans, symbols or marks other than logos crests or corporate shields universally used by national or regional tenants on all signs. Logos, crests or corporate shield designs must by submitted to Landlord for approval, which approval shall not be unreasonably withheld provided that the proposed sign or symbol is compatible with the design intent of the Shopping Center.

b.	The location, character, design, color and layout off all signs shall be subject to Landlord’s written approval and no sign will be place in final position without such approval.

c.	All signs must be professionally made, carry a V.L. approved label and be constructed of individual neon lighted letters. The maximum letter height shall be 30” unless a written exception is granted by Landlord. Each letter shall be fabricated from 22 gauge point grip steel with spot welded construction, be 4” deep and mounted on an 8” x 8” raceway and use 15 mm neon with 30 hertz normal power factor 120 volt transformers.

d.	The provisions in Exhibit D shall further govern signage.
11.	UTILITIES

All utilities (including but not limited to on-line computer service, telephone, electricity, gas, cable, water and sewer) shall be in Tenant’s name if such utility exclusively serves the Premises leased by Tenant, and Tenant shall make the necessary arrangements with the utility company to establish service. In any circumstance in which the cost for a utility is determined by the reading of a common meter which measures usage for both Tenant’s Premises and other areas, Landlord shall make the arrangements to establish service, and Tenant shall pay to Landlord, as provided in the Lease, Tenant’s pro rata share of the cost of the utility which cost may include a service fee paid to Landlord.

EXHIBIT C
OPERATING HOURS
Tenant agrees to keep the Premises open as specified in Section 5 paragraph (b) of the Lease from 10 o’clock a.m. to 6 o’clock p.m., Monday through Friday; and from 10 o’clock a.m. to 5 o’clock p.m. Saturday. Such minimum hours of operation are subject to change from time to time by Landlord so long as any such change is applicable to substantially all tenants of the Shopping Center.

EXHIBIT D
SIGN CRITERIA
A.	The advertising content of all signs shall be limited to individual letters designating the store name only and shall contain no advertising devices, slogans, symbols or marks other than logos, crests, or corporate seals universally used by national or regional tenants on all signs. Logos, crests or corporate shield designs must be submitted to Landlord for approval, which approval shall not be unreasonably withheld, provided that the proposed sign or symbol is compatible with the design intent of the Shopping Center.

B.	The location, character, design, color and layout of all signs shall be subject to Landlord’s written approval and no sign will be placed in final position without same.

C.	All signs must be professional made, carry a U.L. approved label and be constructed of individual neon lit letters. The maximum letter height shall be 30” unless written exception is granted by Landlord. Each letter shall be fabricated from 22-gauge point grip steel with spot-welded construction, be 4” deep and mounted on an 8” by 8” raceway and use 15 mm. neon with 30 hertz normal power factor 120-volt transformers. Distance between tube and sign fact shall be no less than 1/2 the distance between the rows of neon. Plastic faces shall be 3/16” acrylic plastic. Exterior and interior of all letters shall be painted white; returns shall be baked enamel (bronze). The raceway shall be painted to match the color of the building. The following four letter styles will be acceptable.
1.	Helvetica medium

2.	Script

3.	Optima semi-bold

4.	Goudy
D.	Drawings submitted for approval by Landlord shall include:
1.	dimensions of the sign as a whole and of each letter or symbol.

2.	type of illumination. All signs shall be lit from the interior unless specific exception is granted by Landlord.

3.	necessary electrical requirements. All sign circuits shall be tied into a clock-timer controlled from inside the premises to facilitate lighting of signs at night until the time specified by Landlord.

4.	the name and/or stamp of the sigh contractor or sign company which shall not be exposed to view.
E.	The following are expressly prohibited:
1.	Animation, moving signs or moving lights.

2.	Temporary signs, irrespective of the composition of the sign or material used.

3.	Box or cabinet type signs or signs with formed plastic letters.

4.	Painted on or luminous letters.

5.	Back-lit signs or letters.

6.	Rooftop signs or banners or projection signs.

7.	Free-standing signs or sandwich board signs.

8.	Noise making devices, boxes, cabinets or frames.

9.	Wooden backed signs or letters.

10.	Signs above the roof line or on the roof.

11.	Pop rivet contraction of signs.
F.	One sign is allowed per storefront unless there are two or more angled faces, such as a corner storefront, in which case a second sign may be allowed, subject to Landlord’s approval.

G.	There will be one authorized suspended sign under the canopy. All Tenants will be required to install a flush-mounted over the store entry with letters 1” high. Design, location and letter type shall be approved by Landlord.

H.	In addition, Tenant shall purchase one sign from High Tech Signs in Charlottesville, Virginia or other vendor designated by Landlord (call High Tech Signs at (434) 974-7900, Address: 2165 Seminole Trail, Charlottesville, VA 22901 to order sign or with any questions).
1.	Each sign shall be oval shaped 8 inches high by 40 inches long made from Dupont Lucite, Color BR 2418 (a medium brown).

2.	The store name, which shall be the “trading as” name in the lease, (letters and numerals as appropriate) shall be written in Times Bold, using 2 m.m. Arlon Cast #68 Beige (a beige color to match the drivit of the fascias).

3.	East side of each sign shall carry a reproduction of the shopping center logo, located centrally along the length of the sign and rising vertically from the lower edge of the sign to a height of 1.5 inches. The logo shall be Arlon Vinyl Cal-Plus #11 Green.

4.	The sign shall have an oval border, one-half inch thick and of the same beige vinyl as the store name.

5.	All sign requests and specifications shall be presented to the Landlord in writing for approval prior to the installation of any sign.

6.	All work (including the manufacturing of the sign and the installation thereof) shall be done by High Tech signs or other vendor designated by Landlord.

7.	In order to protect the beauty of the Shopping Center, no variations from these guidelines will be permitted.

EXHIBIT I
Uniform Commercial Code Filing Form

EXHIBIT J
Heating, Ventilation, Air Conditioning Agreement
     This document evidences an Agreement made as of the ___ day of                     2007, by and between Dover Saddlery Retail, Inc., a Massachusetts corporation (“Tenant”) and (“HV AC Contractor”).
     For and in consideration of the mutual covenants contained herein, Tenant and HVAC Contractor do hereby agree to the following services to be performed by HVAC Contractor at 242 Zan Rd. (ABusiness Name@) Seminole Shopping Center, Charlottesville, VA.
     HVAC Contractor agrees to provide two precision tune-ups: one in April and the other one in September of each year. There are to be (4) four filter cleanings or replacements, during each precision tune-up and also during the months of December and July.
     The precision tune-up and professional cleaning services include the following:
•	Clean condenser coil

•	Monitor refrigerant pressure

•	Clean evaporator coil

•	Clean condensate drains

•	Test starling capabilities

•	Apply algae treatment where indicated

•	Apply protective coating to outside unit

•	Oil fan motors where applicable

•	Adjust and clean blower components

•	Monitor voltage/amperage

•	Test for proper airflow rate

•	Tighten electrical connections

•	Lubricate moving parts where applicable

•	Replace/clean filters

•	Measure heating/cooling transfer capability

•	Calibrate thermostat

•	Test and adjust safety controls

•	Perform safety inspection on heat exchanger

•	Monitor flue draft

•	Monitor gas pressure and adjust gas valves as necessary

•	Clean and adjust burner/pilot assembly

•	Clean ignition assembly

•	Monitor fan and safety limit controls

•	Replace oil filter/nozzle as needed

•	Submit written reports
The following materials are to be furnished by the contractor:
•	Disposable filters

•	Bearing Lubricants

•	Motor Lubricants

•	Coil cleaner
HV AC Contractor agrees to (a) furnish the skilled technicians required to carry out the terms of this Agreement; (b) carry “Worker’s Compensation Insurance” together with such other insurance and all licenses as are required by the Commonwealth of Virginia and the locality in which the work set forth hereunder is to be performed; and (c) warrant the quality of its workmanship and the materials used.

     HV AC Contractor agrees to provide the services described herein for the sum of $  per year.
GENERAL PROVISIONS:
1.	This Agreement is limited to the terms hereof. Any extra service, parts, materials, or special tools shall be furnished only after the parties hereto have mutually agreed thereon and, if furnished, shall be invoiced as separate items.

2.	HVAC Contractor does not warrant the condition of the equipment at any time and the parties hereto acknowledge that this Agreement does not cover the repair or replacement of any equipment necessitated by ordinary wear and tear and the normal operation of said equipment. It is understood that the aforesaid repair or replacement shall be negotiated and invoiced separately from this Agreement.

3.	HVAC Contractor will not be responsible for items over which it has no control such as water, thermostats controlled by other persons, vandalism, strikes, acts of nature or government, or those acts normally excluded from standard liability insurance policies.
DURATION OF AGREEMENT
This Agreement shall become effective on date of execution hereof and the term of this Agreement shall be for one year from the date of execution. HV AC Contractor shall provide a renewal notice to the Tenant thirty days prior to the expiration of this contract. Tenant shall ensure that all terms and conditions of the HVAC provisions of he Lease which it has signed with Sequel Investors Limited Partnership, a Virginia limited partnership are met. (Landlord)
     In witness whereof the parties have executed this Agreement on the date indicated below their signature.

HVAC CONTRACTOR

By:
Its:

Date:

TENANT

By:
Its:

Date: